ASIA SPECIAL SITUATION ACQUISITION CORP.
(Purchaser)
AND
WHITE ENERGY COMPANY LIMITED
ACN 071 527 083
(White Energy)
AND
WHITE ENERGY TECHNOLOGY COMPANY LIMITED
ABN 62 114 203 904
(WET)

SHARE EXCHANGE AGREEMENT

DATED: MARCH 12, 2009

THIS AGREEMENT is made the 12th day of March 2009

BETWEEN

ASIA SPECIAL SITUATION ACQUISITION CORP., a Cayman Islands corporation (the “Purchaser”), having an office at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman Island, Cayman Islands;

and

WHITE ENERGY COMPANY LIMITED (ACN 071 527 083) an Australian corporation (“White Energy”), having an office at Level 11, 213 Miller Street, North Sydney, New South Wales;

and

WHITE ENERGY TECHNOLOGY LTD. (ABN 62 114 203 904) an Australian corporation (“WET”), having an office at Level 11, 213 Miller Street, North Sydney, New South Wales.

RECITALS

A.	White Energy is a company listed on the Australian Securities Exchange (ASX).

B.	WET is a wholly-owned Subsidiary of White Energy.

C.
Binderless Coal Briquetting Company Pty Limited (ABN 11 111 821 044), an Australian corporation (“BCBC”) and the other Constituent Corporations (hereinafter defined) are each direct or indirect Subsidiaries of WET.

D.	White Energy is hereinafter sometimes referred to as the “Vendor”.

E.
White Energy is the legal and beneficial owner of the Subject Shares; and, except as otherwise provided in this Agreement, WET and the other Constituent Corporations are the legal and beneficial owners of 100% of the issued and outstanding Constituent Corporation Shares.

F.	The Subject Shares represent 100% of the issued and outstanding ordinary shares of WET.

G.	BCBC holds the exclusive worldwide licence to Commercialise the Technology throughout the world.

H.	BCBC has entered into various license agreements granting various sub-licenses to certain parties as set forth in the Constituent Corporations Disclosure Schedule.

I.
On or before the Settlement Date, in addition to the exclusive rights to Commercialise the Technology throughout the world, one or more of the Constituent Corporations will hold certain legal rights under Material Contracts in and to certain business initiatives to Commercialise the Technology.

J.	The Vendor and/or other Constituent Corporations, as applicable, are parties to all of the Material Contracts.

K.	On or before the Settlement Date of the Transactions outlined herein, the Vendor will exchange all of the Subject Shares for the Consideration Shares.

L.
The Purchaser is a company listed on NYSE Alternext, and is a special purpose acquisition corporation (SPAC) formed for the purpose of consummating an acquisition or related business combination with an entity doing business in Asia.

M.	The Vendor and the Purchaser wish to undertake the Transactions outlined herein and this Agreement sets out all of the terms and conditions of the Transactions among the Parties described herein.

N.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Subject Shares, all upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto intending to be bound thereby, it is mutually agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In addition to the other terms defined in this Agreement, the following capitalized terms shall have the meaning and shall be defined as set forth below:

$ or Dollars shall mean the currency of the United States, expressed in U.S. dollars.

Adaro/Itochu Joint Venture Agreements means the collective reference to:

(a)	the Heads of Agreement, dated 2 March 2006 between BCBC and Itochu Corporation;

(b)	the Joint Venture Deed, dated 19 January 2007 among BCBC, Itochu Corporation and PT Alam Tri Abadi to form and operate the Adaro/Itochu Joint Venture Companies (the Adaro JV Deed);

(c)
various other agreements among BCBC and other parties that are described in the Adaro JV Deed, including a tolling joint venture deed, coal supply agreement, a tolling agreement, a management agreement, an EPC agreement, an operational and maintenance agreement, a technology consulting agreement, a sub-license agreement, an upgraded coal sale agreement, and a product marketing agreement, all of which as at the Execution Date, are in draft form;

Adaro/Itochu Joint Venture Companies means the corporations or other entities to be incorporated or formed under the Adaro/Itochu Joint Venture Agreements to establish, own and operate Coal Upgrading Plans in Indonesia utilising the Technology.

Additional Securities means any ordinary shares, common shares, notes, debentures or other securities of the Purchaser and/or any of the Constituent Corporations (including WET) that are or may be issued and sold by any of such Persons between the Execution Date of this Agreement and the Settlement Date to provide additional funds to the Purchaser and the Constituent Corporations; in each case, upon such terms and conditions as shall be acceptable to both White Energy and the Purchaser.

Additional White Energy Securities means any ordinary shares, common shares, notes, debentures or other debt securities of White Energy that are issued and sold by White Energy between the Execution Date of this Agreement and the Settlement Date.

Adjusted Funds means, as at the Settlement Date, the Purchaser’s Funds, less the sum of:

(d)
amounts payable upon consummation of the Transactions to shareholders of the Purchaser who have properly exercised their redemption rights with respect to the Purchaser Shares held by them in accordance with the instructions set forth in the Purchaser Proxy Statement;

(e)
the amount of all other liabilities (contingent or otherwise) of the Purchaser, including, but not limited to, the amounts referred to in Schedule A of Exhibit 2, indebtedness, and other expenses of Purchaser, including legal and accounting fees, printing fees, and fees relating to due diligence, identification and research of prospective target businesses and other third party expenses; and

(f)
the amount of any Assumed Liabilities that are payable following the Settlement Date in respect of the issuance of Additional Securities by the Purchaser and/or the Constituent Corporations between the Execution Date and the Settlement Date.

Affiliates shall have the meaning as is defined in Rule 405 promulgated under the Securities Act.

Affiliated Obligations means any indebtedness or other liabilities owed by WET or any of the other Constituent Corporations to White Energy or any of the Excluded Subsidiaries as at the Execution Date or as at the Settlement Date, other than the Allowed Affiliated Obligations.

Agreement means the agreement constituted by this document and includes the Exhibits and Schedules hereto and the Recitals hereof.

Allowed Affiliated Obligations means any indebtedness or other liabilities owed by WET or any of the other Constituent Corporations to White Energy or any of the Excluded Subsidiaries as at the Execution Date or as at the Settlement Date, as a result of:

(a)	the aggregate of any liability or obligation that is required to be assigned by WEC to WET or another Constituent Corporation but is unable to be legally assigned; and

(b)
the aggregate of any indebtedness or other liabilities owed by White Energy to external Persons as a result of any White Energy Dedicated Securities that are issued and sold by White Energy between the Execution Date and the Settlement Date.

Associates means an 'associate' as that expression is defined in sections 11 and 15 of the Corporations Act and an 'associated entity' as defined in section 50AAA of the Corporations Act.

AUS GAAP means generally accepted accounting and auditing principles in Australia in effect as at the Execution Date of this Agreement.

ASX means ASX Limited and the Australian Securities Exchange, as the context requires.

Assumed Liabilities means the sum of the aggregate amount of indebtedness and obligations represented by the following items as at the Settlement Date:

(a)
the White Energy notes and/or debentures in aggregate (AUS) $45.0 million outstanding principal amount plus any accrued interest and interest payable that are held by the noteholders pursuant to the convertible note deed dated 10 October 2007 as at the Execution Date, as the same shall be restated, amended or modified between the Execution Date and the Settlement Date; provided, however, that, the repayment terms and other material terms of any such restatement, amendment or modification shall be approved by the Purchaser, which approval shall not be unreasonably withheld or delayed;

(b)
those specific accounts payable, accrued expenses and other liabilities that are set forth on the Constituent Corporations Balance Sheet, as the same shall be adjusted between 31 December 2008 and the Settlement Date in the ordinary course of business;

(c)	the Allowed Affiliated Obligations;

(d)	any guarantees provided by White Energy in respect of any Constituent Corporation; and

(e)
any notes, debentures or other indebtedness of any of the Constituent Corporations (including WET) representing any Additional Securities sold or issued by such Constituent Corporation(s) between the Execution Date and the Settlement Date; provided, however, that, the term Assumed Liabilities shall not include any Affiliated Obligations.

Australian Dollars or AUS $ means dollars expressed in the currency of the continent of Australia.

Authorisation means any permit, approval, authorisation, consent, exemption, filing, licence, notarisation, registration or waiver however described and any renewal or variation to any of them.

Authorised Share Increase means the increase in the number of the Purchaser’s authorised Purchaser Shares as further described in paragraph (c) of the definition of Purchaser Shareholder Approval.

Bayan Joint Venture Companies means PT Kaltim Supa Coal, a company formed under the laws of Indonesia, PT Kaltim Supacoal Singapore Pte. Ltd., a company formed under the laws of Singapore, and such other joint venture companies to be organized by the parties under the Bayan Joint Venture Agreements to establish, own and operate Coal Upgrading Facilities in Indonesia utilizing the Technology.

Bayan Joint Venture Agreements means the collective reference to the Coal Briquette Joint Venture Deed between BCBC and PT Bayan Resources, dated 12 September 2006, and the various other agreements relating to the joint venture between BCBC and PT Bayan International Pte Ltd. and PT Bayan Resources, as the case may be, all of which are reflected or set forth on the Constituent Corporations Disclosure Schedule.

BCBC means Binderless Coal Briquetting Company Pty Limited (ABN 111 821 044) an Australian corporation.

Buckskin Agreement means the sub-lease and services agreement, dated 24 December 2008 and the coal supply agreement dated 24 December 2008 among White Energy Coal North America, Inc., one of the Constituent Corporations (“WECNA”), with Buckskin Mining Company (an indirect wholly-owned Subsidiary of Kiewit Corporation).

Business means, as the context requires (a) as to the Vendor and the other Constituent Corporations, the Commercialisation of the Technology throughout the world, and (b) as to the Purchaser, the seeking of a business combination, as at the Execution Date and the Settlement Date.

Business Day means a day that is not a Saturday, Sunday or public holiday in New South Wales or the United States.

Change in Control means any transaction whereby Persons (other than the Purchaser) who are not Affiliates or Associates of White Energy would be in a position to elect a majority of the members of the board(s) of directors of White Energy or the Constituent Corporations.

Claim means in relation to any Person, a claim, action or proceeding, judgment, damage, loss, cost, expense or liability incurred by or to or made or recovered by or against the Person, however arising and whether present, unascertained, immediate, future or contingent.

Coal Upgrading Facility means a coal upgrading plant or facility owned, designed, operated, managed or in which any of the Constituent Corporations otherwise has an interest, which utilises the Technology.

Commercialise the Technology or Commercialisation of the Technology means, as applicable and as the context requires, the exclusive right anywhere in the world to (a) develop, design, construct, operate and manage Coal Upgrading Facilities and market and sell Upgraded Coal, (b) use and exploit the Technology and Intellectual Property Rights, and (c) license or sub-license the Technology.

Conditions means the conditions precedent set out in Section 2.1 of this Agreement.

Confidential Information means any trade secrets, lists of information pertaining to clients of the Constituent Corporations or suppliers, specifications, drawings, inventions, ideas, records, reports, software, patents, designs, copyright material, secret processes or other information, whether in writing or otherwise, relating to the Constituent Corporations or any of their respective subsidiaries.

Consideration means the allotment and issue of the Consideration Shares to the Vendor.

Consideration Shares means an aggregate number of authorized and previously unissued Purchaser Shares to be issued to White Energy on the Settlement Date in accordance with Section 3.2 of this Agreement.

Constituent Corporation or Constituent Corporations means, as applicable, the individual or collective reference to: (a) WET, (b) BCBC, (c) Coking BCB Pty Ltd., an Australian corporation, (d) BCBC Pty Ltd., an Australian corporation, (e) White Energy Coal North America Inc., a Delaware United States corporation, (f) BCBC Singapore Pte Ltd., a Singapore corporation, (g) PT Kaltim Supacoal Singapore Pte. Ltd., a Singapore corporation, (h) PT Kaltim Supacoal, an Indonesian corporation, (i) White Manufacturing Pty Ltd., an Australian corporation, (j) White Investments North America Pty Ltd., an Australian corporation, (k) White Energy Coal Project Company, LLC, a United States Delaware limited liability company, (l) White Energy Coal Wyoming, LLC, a United States Delaware limited liability company, (m) River Energy JV Limited, a Mauritian corporation, (n) White Energy China Limited, a Hong Kong corporation, (o) any other direct or indirect Subsidiary of the Constituent Corporations acquired or created following the Execution Date and prior to the Settlement Date, other than the Excluded Subsidiaries, and (p) any other direct or indirect Subsidiary of White Energy acquired or created following the Execution Date and prior to the Settlement Date to engage in the Business.

Constituent Corporation Balance Sheet means the combined or consolidated balance sheet of the Constituent Corporations annexed as Exhibit 3 to this Agreement.

Constituent Corporation Shares means the authorized ordinary shares in the capital of each of the Constituent Corporations.

Corporations Act means the Australian Corporations Act 2001 (Cth).

Disclosure Schedule means:

(a)
in respect of the Purchaser – the written material disclosed on a Disclosure Schedule (the Purchaser Disclosure Schedule) to be delivered by the Purchaser to the Constituent Corporations pertaining to the business, operations and financial condition of the Purchaser;

(b)
in respect of the Constituent Corporations – the written material disclosed on a Disclosure Schedule (the Constituent Corporations Disclosure Schedule) to be delivered by the Vendor to the Purchaser in respect of the business, operations and financial condition of the Constituent Corporations, which shall be deemed to include all information contained on the White Energy website and information disclosed in writing to the ASX.

Encumbrance means any encumbrance, mortgage, pledge, charge, lien, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security or agreement of any kind given or created and including any possessory lien in the ordinary course of business whether arising by operation of law or by contract.

End Settlement Date means 5:00 p.m. (EST) on September 30, 2009.

Event of Insolvency means:

(a)	a receiver, manager, receiver and manager, trustee, administrator, controller or similar officer is appointed in respect of a Party or any asset of a Party;

(b)	a liquidator or provisional liquidator is appointed in respect of a Party;

(c)	any application, that is not withdrawn or dismissed within twenty (20) Business Days, which is made to a court for an order, or an order of a court is made, for the purposes of:

(i)	appointing a Person referred to in paragraphs (a) or (b);

(ii)	winding up a Party; or

(iii)	proposing or implementing a creditors scheme of arrangement.

(d)	any event or conduct occurs which would enable a court to grant a petition, or an order is made, for the bankruptcy of a Party or its estate under any Insolvency Provision;

(e)
a moratorium of any debts of a Party, or an official assignment, or a composition, or an arrangement (formal or informal) with a Party’s creditors, or any similar proceeding or arrangement by which the assets of a Person are subjected conditionally or unconditionally to the control of that Person’s creditors or a trustee, is ordered, declared, or agreed to, or is applied for and the application is not withdrawn or dismissed within twenty (20) Business Days;

(f)	a Party becomes, or admits in writing that it is, is declared to be, or is deemed under any applicable law to be, insolvent or unable to pay its debts; or

(g)	any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against or in relation to any asset of a Party.

Exchange Rate means the rate of exchange between one AUS dollars and United States Dollars, which as at the Execution Date is one AUS Dollar equals 0.66 United States Dollars.

Execution Date means the date of execution of this Agreement by all of the Parties.

Excluded Subsidiaries means (a) Amerod Resources Pty Ltd., an Australian corporation, (b) Amerod Exploration Ltd., an Australian corporation, (c) Amerod Holdings Pty Ltd., an Australian corporation, (d) Spike Services Pty Ltd., an Australian corporation, and (e) Spike Licenses, Inc., a Delaware United States corporation.

Existing Purchaser Shareholders means those Persons holding 100% of the issued and outstanding Purchaser Shares immediately prior to the Settlement Date.

Head Licences means the licence agreements reflected or set forth on the Constituent Corporations Disclosure Schedule, including the License Agreement, pursuant to which the Vendor, WET or BCBC, as the context requires, has obtained or may obtain the exclusive right to use, but not the ownership of, any of the Intellectual Property Rights referred to in paragraphs (a) to (d) inclusive of the definition of that term, that are necessary for the Constituent Corporations to carry on the Business.

Insolvency Provision means any law relating to insolvency, sequestration, liquidation or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors or of preferences, and any law under which a liquidator or trustee in bankruptcy may satisfy or avoid transactions), and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any Party.

Intellectual Property Rights means:

(a)	the business names, copyrights or tradenames owned or used by the Constituent Corporations or the Purchaser, as the context requires;

(b)	the Confidential Information owned or used at any time by the Constituent Corporations or the Purchaser, as the context requires;

(g)
the Patents, Patent applications, Patent rights, inventions, registered designs, unregistered designs, know-how, trade secrets, Trademarks, Trademark applications, service marks, service names, trade names and all other similar rights owned or used by the Constituent Corporations or the Purchaser, as the context requires; and

(h)	the Head Licences.

Insider Warrants shall mean the warrants to purchase an aggregate of 5,725,000 Purchaser Shares issued to Ho Capital Management LLC and which (a) are beneficially owned by Angela Ho and Noble Investment Fund Ltd., (b) have an exercise price of $7.50 per Purchase Share, and (c) contain “cashless exercise” provisions.

Licence Agreement means the licence agreement between BCBC, Commonwealth Scientific and Industrial Research Organisation, The Griffin Coal Mining Company Limited, Tra-Det Inc and KR Komarek Inc. dated 17 January 2006.

Material Adverse Effect shall mean any event or condition which has or could reasonably be expected to have a material adverse effect upon the business, assets, properties, financial condition or business prospects, or ability to consummate the Transactions, of the Constituent Corporations, either individually or when taken as a consolidated group (as applicable), or the Purchaser, as applicable, other than any exogenous events.

Material Contracts means all contracts and agreements which as at the Execution Date and the Settlement Date are material to the Commercialisation of the Technology throughout the world, and shall include, without limitation, the Adaro/Itochu Joint Venture Agreements, the Bayan Joint Venture Agreements, the Buckskin Agreement and those other contracts reflected or listed on the Constituent Corporations Disclosure Schedule.

Material Purchaser Liabilities means the collective reference to: (a) the indebtedness, liabilities or obligations of Purchaser (contingent or otherwise) set forth on Schedule A to Exhibit 2 to this Agreement; and (b) any other liability (contingent or otherwise) incurred or reasonably expected to be incurred by the Purchaser on or before the Settlement Date which individually or when taken together exceed $250,000 in the aggregate (other than expenses incurred and to be incurred by Purchaser for the purposes of implementing the Transactions contemplated by this Agreement).

Minimum Amount has the meaning given to that term in Section 2.1(d) of this Agreement.

Name Change means the change of the Purchaser’s name as described in paragraph (d) of the definition of Purchaser Shareholder Approval.

Officer, in relation to a corporation, has the same meaning given to that term in Section 9 of the Corporations Act.

Other Warrants has the meaning given to that term in Section 1(d) of Exhibit 2.

Party means the Vendor, WET and the Purchaser who are the parties to this Agreement and Parties has a corresponding meaning.

Patent Document means PCT/AU2004/000158 filed on 11 February 2004, with a priority date of 11 February 2003, titled “Briquetting Process”.

Patents shall mean (i) letters patent issued in any country, all registrations and recordings thereof and all applications for letters patent of any country, including, without limitation, registrations, recordings and applications in any Patent or Trademark office or agency of any country; (ii) reissues, divisions, continuations, renewals, continuations in part or extensions thereof; (iii) petty patents, divisionals and patents of addition; (iv) patents to issue in any such applications; (v) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (vi) rights to sue for past, present and future infringements of any patent.

Percentage Interest shall have the meaning set forth in Section 3.2(a)(iii) of this Agreement.

Performance Shares shall have the meaning set forth in Section 3.3(c) of this Agreement.

Person shall mean any individual, corporation, partnership, limited liability company, institution or other entity.

Prohibited Occurrence means any of the following actions or events affecting the Constituent Corporations or the Purchaser, as the context requires:

(a)	splitting or converting all or any of its shares into a larger or smaller number of shares;

(b)	resolving to reduce its share capital in any way;

(c)	except as otherwise permitted by Section 9.l(b) and Section 10.2(h) hereof, entering into a buy back agreement;

(d)	except as otherwise permitted by Section 9.1(b) and Section 10.2(h) hereof, resolving to approve the terms of a buy back agreement;

(i)	making an allotment of, or granting an option to subscribe for, any of its shares or agreeing to make such an allotment or grant such an option;

(j)
except as otherwise permitted by Section 9.1(b) and Section 10.2(f) hereof, issuing, or agreeing to issue any security, share or loan capital or any security convertible into any share or loan capital;

(k)	disposing, or agreeing to dispose, of the whole, or a substantial part, of its Business or property;

(l)
breaching in any material respect any of its obligations under, in the case of the Constituent Corporations, any Material Contract or Material License, or in the case of the Purchaser, any material contract, and such breach having not been rectified after appropriate notice of the breach has been provided to the relevant party under the relevant contract or the breach is not capable of rectification;

(m)	encumbering, or agreeing to encumber, the whole, or a substantial part, of its Business or property;

(n)	resolving that it be wound up;

(o)	appointing an administrator or provisional liquidator;

(p)	being the subject of a winding up order by a court;

(q)	executing a deed of company arrangement; or

(r)	having a receiver, or a receiver and manager appointed, in relation to the whole, or a substantial part, of its property.

Public Warrants  means the 11,500,000 issued and outstanding warrants of the Purchaser as at the date of this Agreement and the Settlement Date issued to the public under the Purchaser Prospectus, and entitling the holders to purchase for cash up to an aggregate of 11,500,000 Purchaser Shares at an exercise price of USD $7.50 per share.

Purchaser’s Balance Sheet means the balance sheet of Purchaser included in the financial statements of Purchaser included in Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2007 (the Balance Sheet Date) filed on March 27, 2008.

Purchaser’s Funds means the sum of the aggregate amount of cash made available at the Settlement Date to the Purchaser and the Constituent Corporations that (i) is not subject to any encumbrances or claims by any other Person whatsoever, and (ii) is derived from any one or more of the following sources:

(a)	the aggregate amount of cash in the Purchaser’s trust account on the Settlement Date that is directly attributable to the Purchaser; plus

(b)
the aggregate amount of any additional cash made available to the Purchaser as a result of the sale and issuance by the Purchaser of any Additional Securities between the Execution Date of this Agreement and the Settlement Date; plus

(c)
the aggregate amount of any additional cash made available to the Constituent Corporations as a result of the sale of Additional Securities of WET or any other Constituent Corporation(s) between the Execution Date of this Agreement and the Settlement Date.

Purchaser’s Investment Bankers means the collective reference to Canaccord Adams Capital LLC, Roth Capital Partners, LLC or their Affiliates and associates.

Purchaser Outstanding Shares means (i) the aggregate number of Purchaser Shares that are issued and outstanding on the Settlement Date and which are not subject to any unprocessed redemption claims or the like, plus (ii) any additional Purchaser Shares that are issuable following the Settlement Date as a direct result of the conversion or exercise of any Additional Securities issued between the Execution Date and the Settlement Date, plus (iii) any additional Purchaser Shares that are issuable following the Settlement Date but in respect of which the Purchaser has received the relevant funds for such Purchaser Shares prior to the Settlement Date; provided, that, for the sake of clarity, the term Purchaser Outstanding Shares shall not be deemed to include any of the (i) Insider Warrants, (ii) Public Warrants, or (iii) other Options and Warrants listed on Schedule A to Exhibit 2 hereof,  that are not exercised on or before the Settlement Date.

Purchaser’s Prospectus means the prospectus, dated January 16, 2008 of the Purchaser as declared effective by the SEC.

Purchaser Proxy Statement means the proxy and disclosure statement or such other form, statement or report that is sent by the Purchaser to the Record Purchaser Shareholders in advance of the Purchaser Shareholders Meeting to be held by Purchaser to obtain Purchaser Shareholder Approval.

Purchaser Shares means any of the 50,000,000 ordinary shares, $0.0001 par value per share, of the Purchaser presently authorized for issuance, plus any additional ordinary shares of Purchaser that shall be authorized for issuance in connection with obtaining the Purchaser Shareholder Approval.

Purchaser Shareholder Approval means, collectively, (a) the affirmative vote of the holders of a majority of the Purchaser Shares in favour of the Transactions and shareholders holding Purchaser Shares issued prior to the consummation of Purchaser’s initial public offering shall have voted their Purchaser Shares in the same manner as the majority of the Purchaser’s Shares issued in Purchaser’s initial public offering, in accordance with, and as required by, that certain Letter Agreement dated January 16, 2008, delivered by Insiders (as such term is used in the Purchaser’s Prospectus) of the Purchaser to Maxim Group LLC and the Purchaser, (b) the affirmative vote of Purchaser's shareholders necessary under the Purchaser’s Organizational Documents and applicable law to satisfy the provisions of Section 5.2 of this Agreement (the directors to be appointed pursuant to Section 5.2, the Post-Closing Purchaser Directors), (c) the affirmative vote of Purchaser's shareholders necessary to amend Purchaser's Organizational Documents to increase the number of authorized Purchaser Shares to a number reasonably expected to be equal to or greater than the sum of the number of (i) Purchaser Shares issued and outstanding immediately prior to Settlement, (ii) Purchaser Shares issuable upon the exercise or conversion of any other outstanding securities of Purchaser, including, but not limited to, the Purchaser Warrants and the Other Warrants, (iii) Consideration Shares and (iv) Performance Shares, and (d) the affirmative vote of Purchaser’s shareholders necessary to effectuate a legal change in Purchaser’s name to White Energy Coal Technology Corporation (or such other name as mutually agreed upon by Purchaser and the Vendor).

Purchaser Shareholders Meeting means the meeting of the Record Purchaser Shareholders to be held prior to the End Settlement Date for the purpose of approving this Agreement and all of the Transactions contemplated hereby.

Purchaser’s Organizational Documents means the amended and restated memorandum and articles of association or other organizational documents of the Purchaser as then currently in effect.

Record Purchaser Shareholders means the shareholders of Purchaser as of the record date for determination of existing shareholders of Purchaser entitled to vote with respect to approval of the Transactions and the other matters contemplated by the Purchaser Shareholder Approval.

Revenue Authority means any federal, state, territory or local government authority or instrumentality in respect of Tax.

Sale of Control means a sale of all or substantially all of the assets or securities of White Energy or any of the Constituent Corporations, whether through sale of assets, securities purchase, merger, consolidation, tender offer or similar arrangements, in any transaction whereby Persons (other than the Purchaser) who are not Affiliates or associates of White Energy would be in a position to elect a majority of the members of the board(s) of directors of White Energy or such Constituent Corporations.

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States Securities Act of 1933, as amended.

Securities Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Settlement means the settlement on the Settlement Date of the sale and purchase of the Subject Shares in accordance with the terms of this Agreement.

Settlement Date means that date which is not more than ten (10) Business Days after the satisfaction of the Conditions (or such other date as is agreed between the Parties).

Statutes means all legislation of any country, state or territory enforced at any time, and any rule, regulation, ordinance, by law, statutory instrument, order or notice at any time made under that legislation.

Subject Shares means the collective reference to 100% of the issued and outstanding fully-paid ordinary shares of WET which is legally and beneficially owned by White Energy.

Subsidiary of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

Supacoal Trademark means the “Supacoal” trademark which is pending registration in Indonesia and Australia.

Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan, withholding, stamp, transaction, registration, duty or similar charge which is assessed, levied, imposed or collected by any government agency and includes, but is not limited to, any interest, fine, penalty, charge, fee or any other accounting imposed on, or in respect of, any of the above.

Technology means certain technology, knowledge and designs, including Intellectual Property rights and associated know-how, relating to the preparation, drying, briquetting and stabilisation of coal without binder to form an agglomerated product that is lower in moisture and chemically and physically stable in transport and storage, owned or licensed by the Constituent Corporations, including, without limitation, those rights and inventions in respect of the Patent Document.

Total Adjusted Outstanding Shares has the meaning given to that term in Section 3.2(a)(iv) of this Agreement.

Trading Days means any days on which White Energy Shares trade on the ASX and Purchaser Shares trade on the NYSE Alternext Exchange.

Trademark or Trademarks shall mean (i) trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, Australia, Indonesia, Singapore, Malaysia, Vietnam, the Philippines any State thereof or any other country, (collectively, the Marks); (ii) any reissues, extensions or renewals thereof, (iii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement and (v) rights to sue for past, present and future infringements of the Marks.

Transaction or Transactions means the transactions described and contemplated by this Agreement.

Transaction Value means the sum of (a) the White Energy Market Value, and (b) the Adjusted Funds as at the Settlement Date.

Unacceptable Circumstances has the meaning given in section 657A of the Corporations Act.

United States Dollars or US $ means dollars expressed in the currency of the United States of America.

Upgraded Coal means upgraded coal produced from a Coal Upgrading Facility.

Vendor means White Energy.

White Energy Dedicated Securities means any Additional White Energy Securities issued between the Execution Date and the Settlement Date; provided, however, that:

(a)	the net proceeds of such issuance(s) or sale(s) shall only be used to provide additional funds to the Constituent Corporations;

(b)
the terms and conditions of any White Energy Dedicated Securities that shall constitute or are included in Assumed Liabilities shall be subject to the prior written approval of the Purchaser; such consent not to be unreasonably withheld or delayed; and

(c)
any White Energy Dedicated Securities that (i) are limited to ordinary shares or common shares, (ii) do not constitute and are not included in Assumed Liabilities, and (iii) may be issued without the approval of the shareholders of White Energy under ASX Rules or the Corporations Act may be issued by White Energy on commercially reasonable terms, without the prior written approval of the Purchaser.

White Energy Diluted Shares means the number of:

(a)	the aggregate of 153,856,997 White Energy Shares as at the Execution Date; plus

(b)	any additional White Energy Shares that are issued between the Execution Date and the Settlement Date and represent White Energy Dedicated Securities; plus

(c)
the 4,613,967 additional White Energy Shares that are deemed issuable as at the Settlement Date under stock options or other rights to purchase White Energy Shares outstanding as at the Execution Date that are exercisable at prices equal to or below the White Energy VWAP;

provided, however, that the term White Energy Diluted Shares shall specifically exclude any White Energy Shares that are or may be issuable upon (i) conversion into White Energy Shares of any Assumed Liabilities, (ii) the conversion into White Energy Shares or exercise of any warrants, options or rights to purchase White Energy Shares that are issued in connection with any White Energy Dedicated Securities and/or (iii) the exercise of any stock options or other rights to purchase White Energy Shares outstanding as at the Settlement Date that are exercisable at prices in excess of the White Energy VWAP.

White Energy Market Value shall mean the product of the White Energy Diluted Shares multiplied by the White Energy VWAP, as expressed in United States Dollars, represented by the sum of :

(a)	US $156,965,490 (AUS $237,833,223) at the Exchange Rate; plus

(b)
the product of (i) that number of additional White Energy Shares, if any, issued between the Execution Date and the Settlement Date that represent White Energy Dedicated Securities, multiplied by (ii) the White Energy VWAP.

White Energy Majority Shareholder Consents shall have the meaning set forth in Section 2.1(v) of this Agreement.

White Energy Shares means, as at any point in time, the issued and outstanding ordinary shares of White Energy.

White Energy VWAP means, as expressed in United States Dollars at the Exchange Rate, US $0.9905 (AUS $1.5008), representing the volume weighted average of the closing prices of White Energy ordinary shares, as traded on the ASX for the twenty (20) Trading Days immediately prior to the Execution Date.

1.2	Interpretation

In this Agreement unless the context otherwise requires:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	an obligation or liability assumed by, or a right conferred on, two (2) or more Parties binds or benefits all of them jointly and each of them severally;

(c)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any Person taking by way of novation;

(d)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(e)
a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(f)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(g)
reference to parties, Sections, schedules, exhibits or annexures are references to parties, Sections, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(h)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(i)
a reference to a payment is to a payment by wire transfer of immediately available funds to a bank account designated by the recipient of such payment, or a bank cheque unless the recipient otherwise allows.

2.	CONDITIONS PRECEDENT

2.1	Conditions

Consummation of the Transactions contemplated by this Agreement (Section 14 is specifically excluded from this Section) is subject to and conditional upon the satisfaction, before the Settlement Date, of all of the following conditions precedent:

(a)
the Purchaser shall have completed a business, financial and legal due diligence on the Constituent Corporations, which due diligence shall be satisfactory in the sole and absolute discretion of the Purchaser;

(b)	White Energy shall have completed a financial and legal due diligence on the Purchaser, which due diligence shall be satisfactory in the sole and absolute discretion of White Energy;

(c)
Purchaser Shareholder Approval shall have been duly obtained from the Record Purchaser Shareholders by the requisite vote under applicable law and the Purchaser’s Organizational Documents, the Post-Closing Purchaser Directors shall have been duly elected in accordance with applicable law and the Purchaser’s Organizational Documents, the Authorized Share Increase and the Name Change shall have been effected in accordance with applicable law and the Purchaser’s Organizational Documents, and the Purchaser shall have otherwise complied with all of the covenants and conditions regarding business combinations that are contained in the Purchaser’s Prospectus and in its Organizational Documents;

(d)
the aggregate minimum amount of Purchaser’s Funds, after deduction of the items referred to in clauses (a) and (b) of the definition of Adjusted Funds, that are available to the Purchaser and the Constituent Corporations  as at the Settlement Date shall be not less than $74.75 million (the Minimum Amount);

(e)	except as set forth on Schedule A to Exhibit 2 to this Agreement, the Purchaser shall have no Material Purchaser Liabilities;

(f)
each Party shall have obtained all regulatory, shareholder or other Authorizations necessary to implement the Transactions contemplated by this Agreement either unconditionally or on conditions satisfactory to the respective Party acting reasonably;

(g)	the Vendor shall not have breached, in any material respect, any of the representations and warranties contained in Exhibit 1 of this Agreement;

(h)	a Prohibited Occurrence has not occurred in respect of any of the Constituent Corporations;

(i)	the Purchaser shall not have breached, in any material respect, any of the representations and warranties contained in Exhibit 2 of this Agreement;

(j)	a Prohibited Occurrence has not occurred in respect of the Purchaser;

(k)	no event shall have occurred which shall have a Material Adverse Effect upon the Constituent Corporations, their Business or the value of the Subject Shares or the Constituent Corporations Shares;

(l)	no event shall have occurred which shall have a Material Adverse Effect upon the Purchaser, its financial condition or the value of the Purchaser Shares;

(m)	the Vendor shall have assigned to the Constituent Corporations all of its right, title and interest in and to all of the Material Contracts;

(n)
all Affiliated Obligations shall be capitalized and terminated and neither WET nor any of the other Constituent Corporations shall have any obligation or liability to White Energy or any of the other Excluded Subsidiaries in respect of such Affiliated Obligations;

(o)	the Purchaser shall have delivered an opinion of counsel to Purchaser reasonably satisfactory to the Vendor;

(p)
holders of less than 35% of the 11,500,000 Purchaser Shares issued in the Purchaser’s initial public offering and held by Record Purchaser Shareholders shall have voted against the Transactions and exercised their rights to redeem their shares in accordance with the procedures set forth in the Purchaser’s Prospectus and the Purchaser’s Organizational Documents;

(q)	[Intentionally omitted];

(r)
the Purchaser shall have delivered to Vendor a fully executed copy of an amendment to the registration rights agreement dated January [16], 2008 by and among the Purchaser and the Initial Stockholders (as such term is defined therein) party thereto in form and substance mutually satisfactory to the Vendor and Purchaser;

(s)	[Intentionally omitted];

(t)	the sale and issuance of:

(i)
any Additional Securities and White Energy Dedicated Securities that constitute or may be included in Assumed Liabilities shall be issued only on such terms and conditions that are mutually acceptable to both White Energy and the Purchaser; and

(ii)
White Energy Dedicated Securities that (A) are limited to ordinary shares or common shares, (B) do not constitute and are not included in Assumed Liabilities, and (C) may be issued without the approval of the shareholders of White Energy under ASX Rules or the Corporations Act may be issued by White Energy on commercially reasonable terms, without the prior written approval of the Purchaser.

(u)
White Energy and the Purchaser shall have entered into an agreement with the noteholders pursuant to the convertible note deed dated 10 October 2007 to amend, restate or modify certain terms and conditions of the Assumed Liability reflected in such convertible note deed, all in a manner that shall be mutually satisfactory to the Purchaser and White Energy;

(v)
On or before the date of mailing of the Purchaser Proxy Statement to the Purchaser Shareholders, White Energy shall use its reasonable endeavours to procure (but without being legally bound to so procure) from the record holders of not less than 50% (or such lesser percentage as shall be reasonably acceptable to Purchaser) of the total number of issued and outstanding White Energy Shares entitled to vote at any regular or extraordinary meeting of White Energy shareholders called in whole or in part to consider this Agreement and the transactions contemplated hereby (the White Energy Shareholders Meeting), an agreement from such Persons or their authorized representative (collectively, the White Energy Majority Shareholders), in form and content reasonably satisfactory to the Purchaser, to vote all of the White Energy Shares which such White Energy Majority Shareholders are authorized to vote, in favour of this Agreement and consummation of all of the transactions contemplated hereby (the White Energy Majority Shareholders Consents);

(w)
the Purchaser shall execute such documentation as is reasonably required by White Energy whereby the Purchaser shall expressly assume all obligations in respect of the payment of, all Assumed Liabilities; and

(x)	the delivery of Disclosure Schedules by the disclosing Party to the recipient Party within 14 days after the Execution Date.

2.2	Benefit of the Conditions

(a)
The Conditions in Sections 2.1(a), 2.1(g), 2.1(h), 2.1(k), 2.1(m), 2.1(n) and 2(v) are inserted in this Agreement for the benefit of the Purchaser and the Purchaser may, by notice in writing to the Vendor on or before the due date for satisfaction of these Conditions waive any of these Conditions.

(b)
The Conditions in Sections 2.1(b), 2.1(c), 2.1(d), 2.1(e), 2.1(i), 2.1(j), 2.1(l), 2.1(o), 2.1(p) and 2.1(w) are inserted in this Agreement for the benefit of the Vendor and the Vendor may, by notice in writing to the Purchaser on or before the due date for satisfaction of these Conditions waive any of there Conditions.

(c)
The Condition in Sections 2.1(f), 2.1(r), 2.1(t), 2.1(u) and 2.1(x) are inserted in this Agreement for the benefit of all Parties and all Parties must, by mutual written agreement on or before the due date for satisfaction of this Condition, waive the Condition or grant an extension of time for satisfaction of the Condition.

2.3	Satisfaction or waiver of Conditions

If the Conditions are not satisfied, or waived by the relevant Party, in accordance with the provisions of this Agreement on or before the End Settlement Date, this Agreement shall be deemed to be at an end and of no force or effect with no Party being subject to any of the obligations contained in this Agreement and with no Party claiming any rights at law or in equity against any other Party save for the obligations under Section 14 below and the performance of those covenants and agreements (if any) which should have already been performed and all damages for breach of the same.

2.4	Best Endeavours

The Parties must each use their best endeavours to satisfy the Conditions.

2.5	Notices; Closing Certificates

(a)
The Purchaser and the Vendor must promptly notify the other in writing if any of the Conditions are not satisfied, or cannot be satisfied, before the earlier of (i) the End Settlement Date and (ii) the Settlement Date.

(b)
On the Settlement Date, White Energy shall deliver to the Purchaser a certificate, duly executed by an executive officer of White Energy confirming that (i) all of the representations and warranties of White Energy as at the Execution Date are true and correct as at the Settlement Date in all material respects, and (ii) that all of the Conditions required to be performed or satisfied by White Energy have been duly performed and satisfied.

(c)
On the Settlement Date, the Purchaser shall deliver to White Energy a certificate, duly executed by an executive officer of the Purchaser confirming that (i) all of the representations and warranties of the Purchaser as at the Execution Date are true and correct as at the Settlement Date in all material respects, and (ii) that all of the Conditions required to be performed or satisfied by the Purchaser under this Agreement have been duly performed and satisfied.

3.	THE TRANSACTION

Subject to the satisfaction or waiver of the Conditions set forth in Section 2.1 above, on the Settlement Date, the Parties hereby agree as follows:

3.1	Purchase and Sale of Subject Shares; Constituent Corporation Shares

(a)
As legal and beneficial owner of all and not less than all of the Subject Shares, the Vendor shall sell the Subject Shares to the Purchaser, free and clear of all Encumbrances, and the Purchaser shall purchase such Subject Shares from the Vendor, and pay to the Vendor the Consideration set forth in Section 3.2 hereof.   The Subject Shares represent on the Execution Date, and will represent on the Settlement Date, 100% of the issued and outstanding shares of WET.

(b)
Except as otherwise reflected in this Agreement or the Exhibits hereto, WET and certain other Constituent Corporations are the record and beneficial owners on the Execution Date and on the Settlement Date of 100% of the issued and outstanding ordinary shares of each of the Constituent Corporations.  By its acquisition of the Subject Shares, the Purchaser shall become the direct and indirect record and beneficial owner of all of the issued and outstanding Constituent Corporation Shares owned by WET or other Constituent Corporations.

3.2	Consideration Shares

(a)
As the sole consideration for the Subject Shares, on the Settlement Date, the Purchaser shall (i) issue to White Energy the Consideration Shares, and (ii) assume and otherwise guaranty all of the Vendor’s or any of the Constituent Corporations’ obligations in respect of the Assumed Liabilities.  The aggregate number of Consideration Shares to be issued by the Purchaser to White Energy on the Settlement Date shall be calculated as follows:

(i)	the White Energy Market Value shall be determined;

(ii)	the Adjusted Funds as at the Settlement Date shall be added to the White Energy Market Value and the sum thereof shall represent the Transaction Value;

(iii)
the amount by which the White Energy Market Value bears to the Transaction Value (by dividing the White Energy Market Value by the Transaction Value) shall be expressed as a percentage and shall be deemed to be the Percentage Interest;

(iv)	the Purchaser Outstanding Shares shall be divided by the result of the equation, 1.00 minus the Percentage Interest, and the result thereof shall be the Total Adjusted Outstanding Shares; and

(v)	the Total Adjusted Outstanding Shares less the Purchaser Outstanding Shares shall represent the Consideration Shares.

(b)	Notwithstanding the foregoing, or anything to the contrary contained in this Agreement, unless otherwise separately agreed by the Parties, in no event shall:

(i)
the (A) Percentage Interest be less than Fifty-One Percent (51.00%), or (B) the aggregate number of Consideration Shares issued to White Energy under this Agreement represent less than Fifty-One Percent (51.00%) of the aggregate number of the Total Adjusted Outstanding Shares of the Purchaser, or

(ii)
the (A) Percentage Interest be more than Seventy-Two and One-Half Percent (72.50%) or (B) the aggregate number of Consideration Shares issued to White Energy under this Agreement exceed Seventy-Two and One-Half Percent (72.50%) of the aggregate number of the Total Adjusted Outstanding Shares of the Purchaser.

For the avoidance of doubt, the effect of this Section 3.2(b) is if, as a result of the calculation in Section 3.2(a):

(i)
the (A) the Percentage Interest would be less than Fifty-One Percent (51.00%), or (B) the aggregate number of Consideration Shares to be issued to White Energy under this Agreement would represent less than Fifty-One Percent (51.00%) of the aggregate number of the Total Adjusted Outstanding Shares of the Purchaser, the Purchaser shall nevertheless issue to White Energy on the Settlement Date that aggregate number of Consideration Shares so that the aggregate number of Consideration Shares to be issued to White Energy under this Agreement, shall be Fifty-One Percent (51.00%) of the aggregate number of the Total Adjusted Outstanding Shares of the Purchaser; and

(ii)
the (A) Percentage Interest would be more than Seventy-Two and One-Half Percent (72.50%) or (B) the aggregate number of Consideration Shares to be issued to White Energy under this Agreement would represent more than Seventy-Two and One-Half Percent (72.50%) of the aggregate number of the Total Adjusted Outstanding Shares of the Purchaser, the Purchaser shall nevertheless issue to White Energy on the Settlement Date that aggregate number of Consideration Shares so that the aggregate number of Consideration Shares to be issued to White Energy under this Agreement shall be limited to Seventy-Two and One-Half Percent (72.50%) of the aggregate number of the Total Adjusted Outstanding Shares of the Purchaser.

(c)	An example of the method of calculating the aggregate number of Consideration Shares in accordance with the above formula is set forth is Section 4 below.

3.3	Performance Shares

(a)
On or following the Settlement Date, the Purchaser shall authorize for issuance 100,000 shares of convertible redeemable preferred shares, $0.0001 par value per share, of the Purchaser (the Preference Shares).   The Preference Shares shall have a stated or liquidation value of US $0.01 per share (the Stated Value).

(b)
The Preference Shares shall be issued to the key executive officers and other management personnel of the Purchaser and the Constituent Corporations as stock incentives under a stock incentive scheme (the Stock Incentive Plan).  Under such Stock Incentive Plan, in the event that the annual rate of coal production from Coal Upgrading Facilities that has been achieved or is achievable by the end of 31 December 2012 shall exceed certain minimum levels to be determined by the compensation committee of the board of directors of the Purchaser after the Settlement Date (the Minimum Production Level) but up to a rate that is equal to or in excess of 20,000,000 tonnes per annum.

(c)
In the event that the achieved or achievable rate of coal production at all Coal Upgrading Facilities shall not exceed the Minimum Production Level by 31 December 2012, the Preference Shares shall automatically be redeemed at their Stated Value and cancelled.

(d)
In the event that the achieved or achievable rate of coal production at all Coal Upgrading Facilities shall exceed the Minimum Production Level by 31 December 2012, the Preference Shares shall automatically convert into additional ordinary shares of the Purchaser (the Performance Shares) to be calculated on an incremental pro-rata basis based on coal tonne production levels in excess of the Minimum Production Level and up to a rate that is equal to 20,000,000 tonnes per annum.

(d)
Notwithstanding anything to the contrary set forth in this Section 3.3, the aggregate amount of Performance Shares issuable under such Stock Incentive Plan shall not exceed ten percent (10%) of the aggregate number of Total Adjusted Outstanding Shares on the Settlement Date (as adjusted for any share split, share consolidation and the like that may occur after the Settlement Date).

4.	EXAMPLE OF METHOD OF CALCULATING CONSIDERATION SHARES

For the avoidance of doubt, if, for example:

(a)	the White Energy Diluted Shares at the Execution Date are 158,470,964 ordinary shares;

(b)	the White Energy VWAP at the Execution Date is (AUS) $1.5008 or (USD) $0.9905;

(c)	the White Energy Market Value at the Execution Date is (USD) $156,965,490;

(d)	there are $105.0 million of Adjusted Funds available on the Settlement Date, and therefore the Transaction Value is US $261,965,490;

(e)	the Percentage Interest is 0.5992 (US $156,965,490 /US $261,965,490) and the result of the equation in Section 3.2(a)(iv) is 0.4008;

(f)	solely for the purpose of this example, the Purchaser Outstanding Shares shall be taken to be 14,000,000, being the number of Purchaser Shares as at the Execution Date;

(g)	the Total Adjusted Outstanding Shares are therefore 34,930,140 Purchaser Shares; and

(h)	the Consideration Shares to be issued to White Energy on the Settlement Date are 20,930,140 Shares (34,930,140 – 14,000,000).

5.	MANAGEMENT AND CONTROL OF THE PURCHASER

5.1	Management and control

Following the Settlement Date, the Parties agree that White Energy will appoint the relevant management personnel who will control the business operations of the Purchaser and the Constituent Corporations, as wholly-owned Subsidiaries of the Purchaser.

5.2	Composition of the Board of Directors

(a)
On the Settlement Date, White Energy will appoint four (4) Persons to serve as members of the Board of Directors of the Purchaser, and two (2) Persons designated by the Purchaser’s Board of Directors prior to the Settlement Date and approved by White Energy shall serve as the remaining two (2) members of the Purchaser’s Board of Directors.  The Chairman of the Board of Directors of the Purchaser and the Constituent Corporations shall be designated by White Energy.

(b)
For the purposes of Section 5.2(a), White Energy shall nominate those Persons it wishes to appoint to the Board of Directors of the Purchaser not later than ten (10) Business Days following the Execution Date, at which time the documents needed to perform background checks on such persons shall be provided to the President and Secretary of the Purchaser.  The names, ages and business backgrounds of such Persons shall be included in the Purchaser Proxy Statement.

(c)
For the purposes of Section 5.2(a), the Purchaser shall nominate those Persons that will serve on the Board of Directors of the Purchaser not later than ten (10) Business Days following the Execution Date, at which time the documents needed to perform background checks on such persons shall be provided to the Company Secretary of White Energy.

(d)
For a period of five (5) years following the Settlement Date, White Energy shall vote all of its Purchaser Shares, at each annual or extraordinary meeting of shareholders of the Purchaser called in whole or in part for the purpose of electing members of the Purchaser’s board of directors, to elect two (2) Persons designated by the existing management and board of directors of Purchaser as members of the board of directors of the Purchaser.

6.	UTILISATION OF ADJUSTED FUNDS

The Parties agree that following Settlement, the Adjusted Funds will be used by the Purchaser and the Constituent Corporations to provide expansion capital to fund the Commercialisation of the Technology throughout the world and for general working capital purposes.

7.	CHANGE OF NAME; PREPARATION OF PURCHASER’S PROXY STATEMENT; COSTS

7.1	Change of Name

Immediately following Settlement, the Parties will procure that the name of the Purchaser be changed to “White Energy Coal Technology Corporation” or such other name as shall be acceptable to White Energy.

7.2	Preparation of Purchaser Proxy Statement

Representatives of each of White Energy and the Constituent Corporations will use all reasonable endeavours to cooperate with the legal and financial representatives of the Purchaser in connection with the preparation of the Purchaser Proxy Statement, including, without limitation:

(a)
providing the Purchaser and its representatives with all business, legal and audited and unaudited financial statements concerning the Vendor and the Constituent Corporations and their respective businesses and management as is required under the Securities Exchange Act for inclusion in the Purchaser Proxy Statement;

(b)	reviewing and commenting on one or more drafts of the Purchaser Proxy Statement furnished by the legal and financial representatives of the Purchaser; and

(c)
meeting with and answering questions of, or providing information to, Purchaser’s investment bankers, Existing Purchaser Shareholders and other Persons who may be purchasing Purchaser Shares from Existing Purchaser Shareholders in connection with one or more buy-back transactions or in connection with the sale and issuance of additional Purchaser Shares on or prior to the Settlement Date.

7.3	Costs and Certain Purchaser Obligations

(a)
The Purchaser shall be responsible to pay all legal, banking and other costs and expenses related to the preparation of the Purchaser Proxy Statement and in complying with the provisions of Section 2.1(c) of this Agreement.

(b)	White Energy shall bear its own professional and other costs and expenses incurred by White Energy in complying with its obligations under Section 7.2 above.

(c)
As set forth on Schedule A to Exhibit 2 hereto, on the Settlement Date, the Purchaser shall (i) repay its indebtedness to TAG Virgin Islands, Inc. (ii) pay a finders’ fee to TAG Virgin Islands, Inc., and (iii) certain Affiliates of Purchaser shall issue to TAG Virgin Islands, Inc. 100,000 ordinary shares of the Purchaser.

8.	SETTLEMENT

8.1	Time and Location of Settlement

Settlement shall take place on the Settlement Date at the offices of Hodgson Russ LLP, legal counsel to the Purchaser at 1540 Broadway, Suite 2400, New York, New York 10036, United States of America or at such other offices as the Parties may otherwise agree and at such time as shall be agreed by the Parties.

8.2	Vendor obligations at Settlement

At Settlement, the Vendor shall confer on the Purchaser title to the Subject Shares and place the Purchaser in effective possession and control of the Constituent Corporations. To this end, at or prior to Settlement, the Vendor covenants to, if required by the Purchaser:

(a)	deliver or cause to be delivered to the Purchaser in a form and substance satisfactory to the Purchaser:

(i)	share certificate(s) evidencing all of the Subject Shares;

(ii)	the minute book and share certificates and share record book of WET and each of the other Constituent Corporations; and

(iii)	a separate instrument of transfer in registrable form for the Subject Shares in favour of the Purchaser (as transferee) which have been duly executed by White Energy (as transferor);

(b)	procure that directors’ meetings of the Vendor and WET are held to attend to the following matters (as applicable):

(i)
the approval of the registration (subject to payment of stamp duty, if any) of the transfers of the Subject Shares and the issue of a new share certificate for the Subject Shares registered in the name of the Purchaser; and

(ii)
if required by the Purchaser, the appointment as additional directors of the Constituent Corporations of not more than two (2) Persons nominated by the Purchaser by written notice before the Settlement Date pursuant to Section 5.2(a);

(c)
provide the Purchaser with evidence reasonably satisfactory to the Purchaser of the valid assignments to the Constituent Corporations of all of the Material Contracts, and, to the extent legally required, the consents of all other Persons (other than the Vendor) to the assignment of such Material Contracts to the Constituent Corporations; and

(d)	provide to the Constituent Corporations and the Purchaser legal and binding agreements and other documents reconstituting all Assumed Liabilities in form and content satisfactory to the Purchaser.

8.3	Purchaser’s obligations at Settlement

At Settlement, the Purchaser shall:

(a)	allot and issue the Consideration Shares to White Energy;

(b)	deliver or cause to be delivered to White Energy share certificate(s) in respect of the Consideration Shares;

(c)	do all things necessary to place White Energy in effective possession and control of the Consideration Shares;

(d)	procure that directors’ meetings of the Purchaser are held to attend to the following matters (as applicable):

(i)	the approval of the issue of the Consideration Shares and the issue of a new share certificate for the Consideration Shares in the name of White Energy;

(ii)	the appointment as additional directors and chairman of the Purchaser of those Persons nominated by White Energy by written notice before the Settlement Date in accordance with Section 5.2;

(iii)
if required by Section 5.2, the retirement, by written notice, of such number of the Purchaser Shareholders’ representatives as officers and directors of the Constituent Corporations with effect from the end of that meeting acknowledging that each of them has no claim of any kind whatsoever against the Constituent Corporations by way of compensation or entitlement for loss of office; and

(iv)	any other matters that White Energy or its legal counsel consider reasonably necessary in order for the Transaction to proceed in accordance with this Agreement.

(e)	deliver or cause to be delivered to White Energy, unless such items are required to be held and are actually held at the registered office of the Purchaser:

(i)	the common seal (and any duplicate common seal, share seal or official seal) of the Purchaser;

(ii)	all available copies of the constitution of the Purchaser;

(iii)	the minute books and other records of meetings or resolutions of members and directors of the Purchaser;

(iv)
all registers of the Purchaser (including the register of members, register of options, register of directors, register of charges) in proper order and condition and fully entered up to the Settlement Date;

(v)
all cheque books, financial and accounting books and records, copies of tax returns and assessments, mortgages, leases, agreements, insurance policies, title documents, licences, indicia of title, contracts, certificates and all other records, papers, books and documents of the Purchaser;

(vi)
a duly completed authority for the alteration of the signatories of each bank account of the Purchaser in the manner agreed to by the Purchaser and the Vendor by written notice before the Settlement Date; and

(vii)	all current Authorisations and other documents issued to the Purchaser under any legislation or ordinance relating to its Business activities.

(f)
pay or cause to be paid (i) all of the Material Purchaser Liabilities that are required to be paid at the Settlement Date, as set forth on Schedule A to Exhibit 2 hereto, and (ii) all other costs and expenses incurred and to be incurred by the Purchaser prior to the Settlement Date in connection with the consummation of the Transactions contemplated by this Agreement.

(g)	assume and guaranty the Assumed Liabilities, by instruments mutually satisfactory to White Energy and the Purchaser.

9.	COVENANTS BY WHITE ENERGY

9.1	Conduct of Business by the Constituent Corporations

(a)
During the period from the Execution Date to the Settlement Date, each of the Constituent Corporations shall and White Energy shall cause the Constituent Corporations to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted until now and in compliance in all material respects with all applicable laws and regulations and agreements to which it is a party and use reasonable efforts to preserve their relationships with customers, suppliers, licensors, licensees, joint venturers and others having business dealings with them.

(b)
In addition to and not in lieu of the provisions of Section 9.1(a), the Parties hereto do hereby acknowledge and agree that during the period between the Execution Date and the Settlement Date, without the consent or approval of the Purchaser, White Energy may (i) issue any Additional White Energy Securities, other than White Energy Dedicated Securities, and (ii) issue White Energy Dedicated Securities that (A) are limited to ordinary shares or common shares, (B) do not constitute and are not included in Assumed Liabilities, and (C) may be issued without the approval of the shareholders of White Energy under ASX Rules or the Corporations Act.

9.2	Covenants about the Constituent Corporations

White Energy covenants with the Purchaser that during the period commencing on the Execution Date and expiring on the Settlement Date, neither White Energy nor the Constituent Corporations will, in connection with the Business or on behalf of the Constituent Corporations, except in the ordinary course of such Business or as contemplated by this Agreement, without the prior written consent of the Purchaser:

(a)	enter into, terminate or alter any term of any Material Contract or other material commitment;

(b)	incur any material liability, other than Assumed Liabilities;

(c)
increase any of the Assumed Liabilities, except for accounts payable and accrued expenses incurred in the ordinary course of the businesses of the Constituent Corporations and consistent with past practices;

(d)	acquire any material asset or authorise any material capital expenditure (except in accordance with existing capital expenditure programs);

(e)	dispose of, agree to dispose of, assign, agree to assign, encumber or grant any option over any of its assets or any interest in any of them;

(f)
hire or terminate the employment of or pay or agree to pay any bonus or allowance to any employee or alter the terms of employment (including the terms of superannuation or any other benefit) of any employee;

(g)
issue any additional Constituent Corporations Shares, or grant any option to subscribe for any security in the Constituent Corporations or allot or issue or agree to allot or issue any security, share or loan capital or any security convertible into any share or loan capital in any of the Constituent Corporations;

(h)	resolve to reduce or increase the Constituent Corporations Shares or capital in any way;

(i)	enter into a buy-back agreement or resolve to approve the terms of a buy-back agreement on behalf of the Constituent Corporations;

(j)	declare or pay any dividend or make any other distribution of the Constituent Corporations’ assets or profits;

(k)	alter or agree to alter any of the Constituent Corporations’ constitution;

(l)	pass any resolution;

(m)	amend or modify any executed Material Contract;

(n)	resolve any programs or budgets in relation to the Constituent Corporations;

(o)	issue or sell any Additional Securities;

(p)
issue or sell any White Energy Dedicated Securities, other than White Energy Dedicated Securities that (i) are limited to ordinary shares or common shares, (ii) do not constitute and are not included in Assumed Liabilities, and (iii) may be issued without the approval of the shareholders of White Energy under ASX Rules or the Corporations Act; or

(q)	otherwise take any action that would result in or reasonably be expected to result in a Prohibited Occurrence in respect of the Constituent Corporations.

9.3	Further Covenants by White Energy

(a)	White Energy hereby covenants in favour of the Purchaser that during the period commencing on the Execution Date and expiring on the Settlement Date it will:

(i)
allow the Purchaser to carry out a financial, commercial and legal due diligence in relation to the Constituent Corporations and will provide the Purchaser with all relevant information in respect of the Constituent Corporations, in order for the Purchaser to complete this due diligence;

(ii)	ensure that the approval of any third parties is obtained to the transfer of the Subject Shares pursuant to this Agreement (if required);

(iii)
cooperate with the Purchaser’s Investment Bankers in obtaining additional Purchaser Funds for the Purchaser and the Constituent Corporations, and, in such connection, use its reasonable endeavours to cause WET to raise additional Purchaser Funds through the sale of Additional Securities; and

(iv)
not solicit or negotiate with any third party in respect of any proposed tender offer, merger or takeover proposal involving White Energy or any of the Constituent Corporations, or take any action which could reasonably be expected to make the Transactions contemplated by this Agreement impossible or impracticable to consummate.

(b)
White Energy will use all reasonable endeavours to ensure that, to the best of its knowledge, information and belief (after due investigation and inquiry by its senior executive officers), none of the information regarding itself or the Constituent Corporations supplied by White Energy, any of the Constituent Corporations, or any of their representatives expressly for inclusion in the Purchaser Proxy Statement (including any information included in the financial statements or other financial information required to be included in the Purchaser Proxy Statement) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Settlement, a change in such information which would make the preceding sentence incorrect should be discovered by the Vendor or the Constituent Corporations, the Vendor or the Constituent Corporations, as applicable, will promptly notify Purchaser of such change. The Vendor and the Constituent Corporations agree, and agree to cause their respective representatives to, reasonably cooperate with Purchaser in its preparation of the Purchaser Proxy Statement and the filing of the Purchaser Proxy Statement with the SEC.

(c)	White Energy shall use its reasonable endeavours to cause the White Energy Shareholders Meeting to be held not later than 15 May 2009.

(d)
Except as otherwise permitted in this Section 9.3(d), for a period of not less than one (1) year from the Settlement Date, White Energy shall not sell, transfer or assign in any public distribution any of the Consideration Shares. Notwithstanding the foregoing, White Energy shall have the right, at any time following 180 days after the Settlement Date to dividend or otherwise distribute any and all of such Consideration Shares to the White Energy shareholders.

9.4	Break up Fee

(a)
In the event that, for any reason, the White Energy shareholders shall not approve this Agreement and the Transactions contemplated hereby at the White Energy Shareholders Meeting, the Purchaser may be required to liquidate.  Accordingly, in the event that the White Energy shareholders shall not approve this Agreement and the Transactions contemplated hereby at the White Energy Shareholders Meeting, if at any time thereafter, up to and including 31 January 2010, White Energy shall either:

(i)	consummate or be subject to a Sale of Control; or

(ii)
obtain financing for the Business in excess of the Minimum Amount (whether through direct investment, a joint venture or otherwise) from any Person who is not an Affiliate or associate of White Energy,

then, and upon the occurrence of either of such events, White Energy shall, simultaneous with consummation of any such Sale of Control or such financing referred to in section (ii) above, pay to the Purchaser, the sum of Six Million Dollars ($6,000,000) as a break-up fee (the Breakup Fee).

(b)	The provisions of Section 9.4(a) above shall be subject to the provisions of Section 9.4(d) below, and shall terminate on the earlier to occur of either of the following events:

(i)	the White Energy shareholders shall have approved this Agreement and the Transactions contemplated hereby at the White Energy Shareholders Meeting; or

(ii)	White Energy shall have been successful in procuring the White Energy Majority Shareholders Consents.

(c)
The Parties agree and acknowledge that the Breakup Fee is a reasonable estimation of the loss and damage that may be suffered and incurred by the Purchaser as a result of the Transactions contemplated by this Agreement not being consummated.

(d)
If it is found by any court of competent jurisdiction from which no appeal can or shall be taken that the Breakup Fee or any part of the Breakup Fee (the Impugned Amount) (i) is or was or would be unlawful; (ii) constitutes a breach of the fiduciary duties of the directors of White Energy; or (iii) constitutes an Unacceptable Circumstances, then, and in such event:

(i)	the undertaking shall not apply to the extent of the Impugned Amount;

(ii)	the Person making payment of such Breakup Fee shall have a good defence to any claim for the Impugned Amount; and

(iii)	if the other Party has been paid the Impugned Amount, that Party must immediately refund the Impugned Amount to the Payer.

9.5	Event affecting value of Subject Shares

If, on or before Settlement, an event occurs which has or may have a Material Adverse Effect on the profitability or value of the Subject Shares, or the value of the Business shall have occurred, the Vendor must, immediately upon becoming aware of that event, give written notice to the Purchaser fully describing the event.

10.	COVENANTS BY THE PURCHASER

10.1	Conduct of Business by the Purchaser

During the period from the Execution Date to the Settlement Date, the Purchaser shall carry on its Business in the usual, regular and ordinary course in substantially the same manner as conducted until now and in compliance in all material respects with all applicable laws and regulations and agreements to which it is a party and use reasonable efforts to preserve their relationships with customers, suppliers, licensors, licensees, joint venturers and others having business dealings with them.

10.2	Covenants about the Purchaser

The Purchaser covenants with the Vendor that during the period commencing on the Execution Date and expiring on the Settlement Date, the Purchaser will not, except as contemplated by this Agreement, without the prior written consent of the Vendor:

(a)	enter into, terminate or alter any term of any material contract or commitment;

(b)	incur any additional Material Purchaser Liability;

(c)	acquire any material asset or authorise any material capital expenditure;

(d)	dispose of, agree to dispose of, assign, agree to assign, encumber or grant any option over any of its current or future assets or any interest in any of them;

(e)
hire or terminate the employment of or pay or agree to pay any bonus or allowance to any employee or alter the terms of employment (including the terms of superannuation or any other benefit) of any employee;

(f)
except for Warrants or Other Warrants listed on Sections 1(c) and (d) of Exhibit 2 hereto, grant any option to subscribe for any security in the Purchaser or allot or issue or agree to allot or issue any security, share or loan capital or any security convertible into any share or loan capital in the Purchaser or enter into any agreement with respect to the ownership or control of any securities of the Purchaser; provided, however, that on or before the Settlement Date, the Purchaser shall have the right to issue and sell additional Purchaser Shares or issue Additional Securities of the Purchaser (upon terms and conditions satisfactory to White Energy) for the sole purpose of purchasing or otherwise acquiring Purchaser Shares that are then currently owned by any one or more Record Purchaser Shareholder(s) who shall (i) have advised the Purchaser or its representatives that such Person will not vote in favour of this Agreement and the Transactions contemplated hereby, or (ii) who wishes to exercise such Person’s right to redeem such Purchaser Shares and receive payment of the purchase price therefore;

(g)	resolve to reduce or alter its share capital in any way;

(h)
buy-back Purchaser Shares or enter into a buy-back agreement or resolve to approve the terms of a buy-back agreement; provided, however, that on or before the Settlement Date, the Purchaser shall have the right to buy-back Purchaser Shares from, or enter into one or more buy-back agreements with, any one or more Record Purchaser Shareholder(s) who shall (i) have advised the Purchaser or its representatives that such Person will not vote in favour of this Agreement and the Transactions contemplated hereby, or (ii) who wishes to exercise such Person’s right to redeem such Purchaser Shares and receive payment of the purchase price therefore; provided, further, that, after giving effect to all such buy-backs and buy-back agreements and the payments made by the Purchaser in connection therewith, there shall be not less than the $74.75 million Minimum Amount available on the Settlement Date;

(i)	declare or pay any dividend or make any other distribution of its assets or profits;

(j)	alter or agree to alter the Purchaser Organizational Documents (except as otherwise contemplated by this Agreement);

(k)	pass any resolution that would have a Material Adverse Effect;

(l)	sell or issue any Additional Securities, other than as contemplated in Section 10.2(f) and Section 10.2(h); or

(m)	otherwise take any action that would result in or reasonably be expected to result in a Prohibited Occurrence in respect of the Purchaser.

10.3	Further Covenants by the Purchaser

(a)	The Purchaser covenants in favour of the Vendor that during the period commencing on the Execution Date and expiring on the Settlement Date it will:

(i)
allow the Vendor to carry out a financial, commercial and legal due diligence in relation to the Purchaser and will provide the Vendor with all relevant information in respect of the Purchaser, in order for the Vendor to complete this due diligence;

(ii)	use its best endeavours to ensure that the approval of any third parties (if any) is obtained to the transfer of the issue of the Consideration Shares pursuant to this Agreement (if required);

(iii)
use its best endeavours to obtain and provide confirmation from all third party financiers to the Purchaser that they consent to the change of control of the Purchaser or that the change of control is not an event of default pursuant to any financing arrangements; and

(iv)
use its best endeavours to increase the amount of Purchaser Funds by the sale and issuance of additional Purchaser Shares or other Additional Securities, all upon such terms and conditions as shall be mutually acceptable to White Energy and the Purchaser.

(b)
The Purchaser shall cause the Purchaser Shareholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of seeking the Purchaser Shareholder Approval, pursuant to the requirements of Purchaser’s Organizational Documents, applicable law and applicable stock exchange requirements.  The Purchaser shall use its best efforts to cause its board of directors to recommend that its shareholders vote in favour of the matters required for Purchaser Shareholder Approval.  In connection with the Purchaser Shareholders Meeting, Purchaser shall

(i)
prepare and mail to its shareholders the Purchaser Proxy Statement meeting the requirements of the Securities Exchange Act (determined as if compliance with Regulation 14A thereunder were required) and all other proxy materials for the Purchaser Shareholders Meeting;

(ii)	use its best efforts to obtain the Purchaser Shareholder Approval; and

(iii)	will otherwise comply with applicable legal requirements with respect to the Purchaser Shareholder Meeting.

(c)
Purchaser agrees that the Purchaser Proxy Statement will comply in all material respects with all of the requirements of the Securities Exchange Act (determined as if compliance with Regulation 14A thereunder were required) and Purchaser will ensure that the Purchaser Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Purchaser with respect to information supplied in writing by the Vendor or the Constituent Corporations expressly for inclusion in the Purchaser Proxy Statement.  Purchaser shall promptly correct any information provided by it for use in the Purchaser Proxy Statement if and to the extent that such information becomes false or misleading and shall take all steps necessary to cause the Purchaser Proxy Statement as so corrected to be filed with the SEC and disseminated to its shareholders as and to the extent required by the Securities Act or the Securities Exchange Act (determined as if compliance with Regulation 14A thereunder were required) and to Vendor. Purchaser shall give the Vendor and its counsel a reasonable opportunity to review and comment on the Purchaser Proxy Statement, and any amendments or supplements thereto, prior to the filing of any such documents with the SEC and Purchaser will give due consideration to the Vendor' comments. Purchaser will provide to the Vendor and its counsel any comments that Purchaser or its counsel may receive from the SEC or its staff, whether written or oral, with respect to the Purchaser Proxy Statement promptly after receipt of any such comments. Purchaser will use its reasonable best efforts to respond promptly to any comments received from the SEC or its staff.

(d)
With respect to any information change notice delivered by Vendor to Purchaser pursuant to Section 9.3(b) hereof, Purchaser shall promptly correct any such information in the Purchaser Proxy Statement and shall take all steps necessary to cause the Purchaser Proxy Statement as so corrected to be filed with the SEC and disseminated to its shareholders as and to the extent required by the Securities Act or the Securities Exchange Act (determined as if compliance with Regulation 14A thereunder were required).

(e)	Until the earlier of the Settlement or the termination of this Agreement, Purchaser shall not:

(i)	solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for;

(ii)	continue, propose or enter into any negotiations or discussions looking toward; or

(iii)
enter into any agreement or understanding providing for any acquisition of any capital shares of Purchaser or any part of its assets or Business (in whole or in part), nor shall Purchaser provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. Purchaser shall immediately notify Vendor of any such inquiries or proposals or requests for information for such purpose.

10.4	Event affecting value of Purchaser Shares

If, on or before Settlement, a Material Adverse Effect on the profitability or value of the Purchaser Shares or the Consideration Shares, or the available Purchaser Funds shall have occurred, the Purchaser must, immediately upon becoming aware of that event, give written notice to the Vendor fully describing the event.

11.	REPRESENTATIONS AND WARRANTIES BY THE VENDOR

11.1	Representations and Warranties

The representations and warranties of White Energy set forth on Exhibit 1 annexed hereto are hereby incorporated by reference in this Agreement, as though more fully set forth herein at length.  White Energy represents and warrants to the Purchaser, as an inducement to the Purchaser to enter into this Agreement and it is a condition of this Agreement that the statements set out in Exhibit 1 are and will be true, complete and accurate, both at the Execution Date and at the Settlement Date, except as otherwise disclosed in the Constituent Corporations Disclosure Schedule.

11.2	Indemnity

White Energy hereby agrees to indemnify and hold harmless the Purchaser against any Claim against the Purchaser to the extent that the Claim arises from or is in connection with:

(a)
any breach of any representation or warranty set out in Exhibit 1, other than any representation or warranty, the breach of which could not be reasonably expected to have a Material Adverse Effect on any of the Constituent Corporations, either individually or as a consolidated whole, or

(b)	the failure by White Energy to perform any of their respective covenants and agreements to be performed under this Agreement.

11.3	Repetition on Settlement Date

The matters set out in Exhibit 1 will be taken to be repeated by White Energy on the Settlement Date with reference to the facts and circumstances existing at that date.

11.4	Limitation on Warranties

(a)
Except with respect to Claims arising in connection with the representations and warranties set forth in Section 1 of Exhibit 1, which representations and warranties shall survive the Settlement indefinitely, White Energy shall not be liable to the Purchaser for any Claim under or in connection with this Agreement, or the transactions contemplated by it, unless the Purchaser has given written notice to White Energy setting out reasonable details of the specific matter in respect of which the Claim is made:

(i)	within two (2) years after the Settlement Date in respect of any such Claim relating to any Tax; and

(ii)	within twelve (12) months after the Settlement Date in respect of all other Claims, and

(iii)
subject to White Energy and the Purchaser otherwise agreeing in writing) court proceedings have been issued and properly served by the Purchaser against White Energy in respect of such Claim within the period of 6 months immediately following notification of the Claim.

(b)
White Energy shall not be liable to the Purchaser for any Claim for breach of warranty under this Agreement or any breach of any other provision of this Agreement or under any indemnity in this Agreement, and the Purchaser is not entitled to make a Claim, if and to the extent that the facts, matters or circumstances giving rise to the Claim are fully and fairly disclosed and set out in the Disclosure Schedule provided by White Energy to the Purchaser under this Agreement.

11.5            Reduction of Consideration Shares

White Energy hereby agrees that, as an additional and/or alternative remedy to the indemnity provided by White Energy pursuant to Section 11.2, in the event that Purchaser is subject to any Claim which arises from or is in connection with any matter indemnified by White Energy pursuant to such Section 11.2, the Purchaser may demand that White Energy return to the Purchaser’s treasury for cancellation, such number of the Consideration Shares issued on the Settlement Date as determined by dividing the value of the Claim by the volume weighted average price of the Purchaser’s Shares as quoted on NYSE Alternext over the 20 trading days immediately following the date of the resolution of the Claim.

12.	REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

12.1	Representations and Warranties

The representations and warranties of the Purchaser set forth in Exhibit 2 annexed hereto are hereby incorporated by reference in this Agreement, as though more fully set forth herein at length.  The Purchaser represents and warrants to White Energy, as an inducement to the Vendor and White Energy to enter into this Agreement and it is a condition of this Agreement that the statements set out in Exhibit 2 are and will be true, complete and accurate, both at the Execution Date and at the Settlement Date, except as disclosed in the Constituent Corporations Disclosure Schedule.

12.2	Indemnity by Purchaser

The Purchaser hereby agrees to indemnify and hold harmless White Energy and the Vendor against any Claim against White Energy, the Vendor or the Constituent Corporations to the extent that the Claim arises from or is in connection with:

(a)
any breach of any representation or warranty set out in Exhibit 2, other than any representation or warranty, the breach of which could not be reasonably expected to have a Material Adverse Effect on the Purchaser,

(b)	the failure by the Purchaser to perform any of its covenants and agreements to be performed under this Agreement, or

(c)	any Material Purchaser Liability which occurred or which was incurred or arose prior to the Settlement Date, including specifically, any Material Liability relating to the China Tel Transaction.

12.3	Additional Purchaser Shares

The Purchaser hereby agrees that, as an additional and/or alternative remedy to the indemnity provided by the Purchaser pursuant to Section 12.2, in the event that White Energy or the Constituent Corporations are subject to any Claim which arises from or is in connection with any matter to be indemnified by the Purchaser pursuant to such Section 12.2, White Energy shall be entitled to be issued such number of additional Purchaser Shares as determined by dividing the value of the Claim by the volume weighted average price of the Purchaser’s Shares as quoted on NYSE Alternext over the 20 trading days immediately following the date of the resolution of the Claim.

12.4	Repetition on Settlement Date

The matters set out in Exhibit 2 will be taken to be repeated by the Purchaser on the Settlement Date with reference to the facts and circumstances existing at that date.

12.5	Limitation on Warranties

(a)
Except with respect to Claims arising in connection with the representations and warranties set forth in Section 1 of Exhibit 2, which representations and warranties shall survive the Settlement indefinitely, the Purchaser shall not be liable to White Energy or the Constituent Corporations for any Claim under or in connection with this Agreement, or the transactions contemplated by it, unless the Purchaser has received written notice setting out reasonable details of the specific matter in respect of which the Claim is made:

(i)	within two (2) years after the Settlement Date in respect of any such Claim relating to any Tax; and

(ii)	within twelve (12) months after the Settlement Date in respect of all other Claims, and

(iii)
subject to White Energy and the Purchaser otherwise agreeing in writing) court proceedings have been issued and properly served by White Energy against the Purchaser in respect of such Claim within the period of 6 months immediately following notification of the Claim.

(b)
The Purchaser shall not be liable to White Energy for any Claim for breach of warranty under this Agreement or any breach of any other provision of this Agreement or under any indemnity in this Agreement, and White Energy shall not be entitled to make a Claim, if and to the extent that the facts, matters or circumstances giving rise to the Claim are fully and fairly disclosed and set out in the Disclosure Schedule furnished by the Purchaser, in the Purchaser Prospectus or in the Form 20-F and Forms 6-K filings made by the Purchaser under the Securities Exchange Act.

13.	GENERAL REPRESENTATIONS AND WARRANTIES AND ACKNOWLEDGEMENTS BY ALL PARTIES

13.1	Representations and warranties

Each Party represents and warrants to the other Parties that:

(a)	if a Party is a corporation, it is duly registered under the relevant and appropriate legislation;

(b)
the entry into and performance of this Agreement by the Party does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Party is bound;

(c)	the Party has taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms; and

(d)	no Event of Insolvency has occurred in relation to the Party nor is there any act which has occurred or any omission made which may result in an Event of Insolvency occurring in relation to the Party.

13.2	Acknowledgement

Each Party acknowledges and agrees that upon consummation of the Transactions contemplated hereby, immediately following the Settlement Date substantially all of White Energy’s assets will consist of:

(a)	$5,000,000 cash;

(b)	equity in the Excluded Subsidiaries;

(c)	the Consideration Shares; and

(d)	any receivables in respect of any Allowed Affiliated Obligations.

14.	CONFIDENTIALITY

14.1	Terms to remain confidential

Each Party is to keep confidential the terms of this Agreement, and any other  Confidential Information obtained in the course of furthering this Agreement, or during the negotiations preceding this Agreement, and is not to disclose it to any Person except:

(a)	to employees, legal advisers, auditors and other consultants requiring the information for the purposes of this Agreement;

(b)	with the consent of the other Parties;

(c)	if the information is, at the date of this Agreement, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

(d)	if required by law or a stock exchange;

(e)	if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(f)	if the information is generally and publicly available other than as a result of a breach of confidence; or

(g)	to a financier or prospective financier (or its advisers) of a Party.

14.2	Disclosure of Information

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that Persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted by this Agreement.

14.3	Obligations continuing

The obligations under this Section 14 contain obligations, separate and independent from the other obligations of the Parties and remain in existence for a period of five (5) years from the Execution Date, regardless of any termination of this Agreement.

14.4	Stock Exchange Listing

The Parties acknowledge that White Energy is a company listed on ASX and accordingly is required to make certain disclosures in the circumstances set out in the ASX Listing Rules.  The Parties acknowledge that Purchaser is a company listed on NYSE Alternext and accordingly is required to make certain disclosures in the circumstances set out in the NYSE Alternext  Listing Rules and as required by U.S. securities laws.

14.5	Agreed announcement

A party may not make any other public announcement relating to this agreement (including the fact that the parties have executed this agreement) unless:

(a)	the other party has consented, such consent not to be unreasonably withheld or delayed, to the announcement, including the form and content of that disclosure; or

(b)
the announcement must be made in order to comply with any law, regulation or rule of the SEC or a stock exchange, and the party making the announcement has provided the other party with at least one Business Day notice of the requirement to make the announcement and a copy of the proposed draft announcement.

15.	DEFAULT

If any of the Parties (Defaulting Party) shall default in the due observance or performance of any of its obligations under this Agreement the observance or performance of which is or becomes essential and such default shall continue for five (5) Business Days after the receipt of a notice in writing from:

(a)	where the Defaulting Party is White Energy – the Purchaser; or

(b)	where the Defaulting Party is the Purchaser – White Energy,

to remedy the default, then the Party or Parties not in default (the Non Defaulting Party) may, without further notice to the Defaulting Party:

(a)	rescind this Agreement and be entitled to such damages as to which the Non Defaulting Party would be entitled at common law or in equity; or

(b)	sue the Defaulting Party for specific performance of this Agreement.

16.	NOTICES AND CERTIFICATES

16.1	Notices and Certificates in writing

Each notice or certificate authorised or required to be given to a Party shall be in writing and may be delivered Personally or sent by next day courier service or facsimile in each case addressed to the Party at its address set out in Section 16.2, or as the case may be to such other address as it may from time to time notify to the other Parties pursuant to Section 16.3.

16.2	Initial address of Parties

The initial address of the Parties shall be as follows:

In the case of the Purchaser:

Asia Special Situation Acquisition Corp.
Ugland House
South Church Street
George Town, Grand Cayman Island
Cayman Islands

With copies to:

Dr. Gary Hirst
1515 International Parkway,
Suite 2031
Lake Mary, FL  32746
Facsimile: INT +(407) 805-0517

-and-

Hodgson Russ LLP
1540 Broadway, Suite 2400
New York, New York 10036
Attn:  Stephen A. Weiss, Esq.
Facsimile:  INT + (212) 751-4300
Email: sweiss@hodgsonruss.com

In the case of White Energy and WET:

Level 11
213 Miller Street,
North Sydney, NSW 2059
Facsimile: INT + (61-2) 9959 0099
Attention:  Chief Financial Officer

With copies to:

Steinepreis Paganin
Level 4, The Read Buildings
16 Milligan Street
PERTH WA 6000
Attn: Roger Steinepreis
Facsimile: INT +(61-8) 9321 4333
Email: roger@steinpag.com.au

-and-

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York  10020
Attn: Marjorie Sybul Adams, Esq.
Facsimile: INT + (212) 884-8517
Email:  Marjorie.adams@dlapiper.com

16.3	Change of Address

Each Party may from time to time change its address by giving notice pursuant to Section 16.1 to the other Parties.

16.4	Receipt of notice

Any notice given pursuant to Section 16.1 will be conclusively deemed to have been received:

(a)
in the case of Personal delivery, on the actual day of delivery if delivered prior to 5.00 pm (local time) on a Business Day or on the next following Business Day if delivered after 5.00pm (local time) on a Business Day or on a day other than a Business Day;

(b)	if sent by mail, on the tenth clear Business Day after the day of posting; or

(c)	if sent by facsimile or electronic mail, on the day after the facsimile or electronic was sent by clear transmission and confirmed as received.

17.	NON-ASSIGNMENT

No Party may assign any or all of its rights and obligations under this Agreement to any Person except with the prior written consent of the other Parties which consent shall not be unreasonably withheld or delayed.

18.	FURTHER ASSURANCE

Each Party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other Parties to effectively carry out and give effect to the terms and intentions of this Agreement.

19.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law from time to time in the State of New South Wales and the Parties agree to submit to the non-exclusive jurisdiction of the courts of New South Wales and the courts which hear appeals therefrom.

20.	VARIATION

(a)	No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the Parties.

(b)
If a Party proposes an amendment or alteration that will optimise the benefits flowing to a Party and not detriment the position or benefits flowing to another Party, the Parties agree that they will use their best endeavours to implement such amendment or alteration and shall not unreasonably withhold their consent to such amendment or alteration.

21.	COSTS

21.1	Stamp Duty

All stamp duty assessed on or in respect of this Agreement or any document or transaction contemplated by this Agreement shall be paid 50% by the Purchaser and 50% by White Energy.

21.2	Legal Costs

In addition to the provisions of Section 7.3 above, each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

22.	MISCELLANEOUS

22.1	Enforcement of Provisions

If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

22.2	Sole Understanding

This Agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

22.3	Counterparts

This Agreement may be executed in any number of counterparts (including by way of facsimile) each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

22.4	Time

Time shall be of the essence in this Agreement in all respects.

[balance of this page intentionally left blank – signature page follows]

EXECUTED by the Parties as an Agreement.

EXECUTED BY:	)
)
)
ASIA SPECIAL SITUATION ACQUISITION	)
CORP.
in accordance with its constituent documents and Cayman Islands law:

/s/ Gary T. Hirst
President

/s/ Michael Hlavsa
Secretary

EXECUTED BY:		)
)
WHITE ENERGY COMPANY LIMITED	))
ACN 071 527 083))
in accordance with the Corporations Act:	)
)
/s/ John Atkinson
Director
/s/ John McGuigan
Director

EXECUTED BY:	)
)
WHITE ENERGY TECHNOLOGY LTD.	)
ABN 62 114 203 904)
in accordance with Corporations Act:

/s/ John Atkinson
Director

/s/ John McGuigan
Director

EXHIBIT 1 – REPRESENTATIONS AND WARRANTIES OF WHITE ENERGY

1.	Share capital

(a)	(Subject Shares): The Subject Shares comprise 100% of the issued and outstanding ordinary shares in WET.

(b)
(Constituent Corporations Shares):  The aggregate number of the issued and outstanding Constituent Corporations Shares of each of the Constituent Corporations, and the record and beneficial owners of the Constituent Corporations Shares of each of the Constituent Corporations is set forth on Schedule A to this Exhibit 1.

(c)
(Due Issuance and Payment):  The Subject Shares and the issued and outstanding Constituent Corporations Shares are fully paid up and non-assessable and have been duly issued and allotted.  The Subject Shares are owned of record and beneficially by the Vendor free and clear of all Encumbrances, and the issued and outstanding Constituent Corporations Shares are owned of record and beneficially by the applicable Constituent Corporation set forth on Schedule A to the Exhibit 1 free and clear of all Encumbrances.

(d)	(No right to subscribe): No Person has any right or option to subscribe for or otherwise to acquire any further Constituent Corporation Shares.

(e)
(No preference shares or convertible securities):  The Constituent Corporations do not have any preferred or preference shares authorized or issued.  No Person has any right to convert any notes or other securities of the Constituent Corporations or the Vendor into any Constituent Corporation Shares.

(f)
(No warrants or options):  There are no outstanding warrants, options, contracts, calls, first refusals, commitments, rights or demands of any kind relating to the issued or unissued capital of the Constituent Corporations or any Constituent Corporation Shares.

(g)
(No other allotments):  The Constituent Corporations are not under any obligation to allot any shares to any Person or Persons, or otherwise to alter the structure of any part of its unissued share capital, and the Constituent Corporations are not under any obligation to give any option over any part of their unissued share capital nor have the Constituent Corporations offered to do any of the matters stated in this sub-paragraph.

(h)
(Right and power to sell):  Subject to all necessary approvals (as contemplated in this Agreement), the Vendor has complete and unrestricted power and right to sell, assign and transfer the Subject Shares to the Purchaser except for the consent of the directors of WET to the registration of the transfers of the Subject Shares.

2.	Effect of this Agreement

The entry into and performance of this Agreement and all Exhibits hereto and other documents executed pursuant to this Agreement:

(a)	will not relieve any Person of any contractual or other obligation to the Constituent Corporations or entitle any Person to re-negotiate the terms or conditions of any such obligation;

(b)
do not and will not conflict with, violate or result in a breach by the Constituent Corporations or the occurrence of an event of default under any agreement or any law, undertaking to or judgment or Court order;

(c)	will not result in any indebtedness, present or future, of the Constituent Corporations becoming due or capable or being declared due and payable before the stated maturity date;

(d)
will not give rise to any contractual or other obligation of the Constituent Corporations to any Person or entitle any Person to require the performance of or compliance with any existing contractual or other obligation of the Constituent Corporations; and

(e)
will not entitle any Person with whom the Constituent Corporations have a contract or arrangement of any kind to terminate that contract or arrangement or to impose less favourable terms on the Constituent Corporations.

3.	The Constituent Corporations

Each of the Constituent Corporations:

(a)	is duly registered, has full corporate power to own its assets and Business and to carry on its Business as now conducted; and

(b)	has done everything reasonably necessary to do business lawfully in all jurisdictions in which its Business is carried on.

4.	Contracts and Commitments

(a)
(Material Contracts):  All Material Contracts to which the Vendor or the Constituent Corporations is a party and relating to the Transaction have been fully disclosed to the Purchaser prior to the Execution Date and listed on the Constituent Corporations Disclosure Schedule.

(b)
(Executed Material Contracts):  Each and every Material Contract and other instrument or other commitment relating to the Transaction to which the Vendor or the Constituent Corporations is a party and which is executed, delivered and assigned to the Constituent Corporations on the Settlement Date, represents and will represent a valid and binding obligation of all of the parties thereto in accordance with their respective terms.

(c)
(Unexecuted Material Contracts):  Having regard to commercial circumstances, White Energy shall use its best efforts to cause to be duly executed and delivered on or before the Settlement Date, such Material Contracts submitted in draft form and which are not duly executed as at the Execution Date as it, in its reasonable opinion, considers necessary for the Constituent Corporations to carry on the Business.  As at the Settlement Date, White Energy shall cause to be assigned to the Constituent Corporations all of the Material Contracts that are, in White Energy’s reasonable opinion, necessary for the Constituent Corporations to carry on the Business.

(d)
(No Defaults): White Energy not has committed any default or event of default under any Material Contract and no event has occurred, which, with the passage of time, the giving of notice, or both, would constitute a default or event of default under any such Material Contract and such event having not been rectified after appropriate notice of the event has been provided to the relevant party under the relevant contract or the event is not capable of rectification.  To the knowledge of White Energy no other party to any Material Contract has committed any default or event of default under any such Material Contracts and such event having not been rectified after appropriate notice of the event has been provided to the relevant party under the relevant contract or the event is not capable of rectification

(e)
(No contracts outside ordinary course of business):  The Vendor and the Constituent Corporations are not a party to any contract or commitment relating to the Transaction which has been entered into and which is in existence that:

(i)	is outside the ordinary course of its Business;

(ii)
even if entered into in the ordinary course of its Business, involves or is likely to involve obligations or liabilities which by reason of their magnitude or nature ought reasonably to be made known to an intending purchaser of the Subject Shares;

(iii)	is not at arm’s length or not on normal commercial terms; or

(iv)	is long term, substantial or onerous.

(f)
(No guarantees given):  The Constituent Corporations have not guaranteed or indemnified and is not directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any Person, and has not given a letter of comfort to any Person.

(g)
(Material Contracts sufficient):  The Material Contracts that are duly executed, delivered and assigned to the Constituent Corporations on the Settlement Date are sufficient to conduct the Business of the Constituent Corporations as currently conducted and as expected to be conducted as at the Settlement Date.

5.	Corporate matters

(a)
(Assets owned by the Constituent Corporations):  The Constituent Corporations are the legal and beneficial owner of all of their assets, which are owned free and clear of any Encumbrance, except as disclosed in the Constituent Corporations Disclosure Schedule, and on the Settlement Date BCBC will hold the exclusive license to the Technology throughout the world pursuant to the Licence Agreement and 51% of the Adaro Joint Venture and BCBC Singapore will hold 51% of the equity of the Bayan Joint Venture.

(b)
(Encumbrances): Except as disclosed in the Constituent Corporations Disclosure Schedule, there are no Encumbrances over all or the Constituent Corporations’ present or future assets or revenues of its business.

(c)	(Compliance with contracts): Each of the Vendor and the Constituent Corporations, as applicable, has complied in all material respects with:

(i)	its constitution;

(ii)	all Material Contracts;

(iii)	any instrument to which it is a party or by which it is bound; and

(iv)	all Statutes and other legal requirements and all judgments, orders, injunctions and requirements of any Court or Government Authority,

(v)	and there has not occurred any event which, with the passing of time or giving of notice, would constitute a material breach or default of any of the above.

(d)
(No powers of attorney):  There are no powers of attorney given by the Constituent Corporations in favour of any Person which are or may come to be in force in relation to the Business or the Constituent Corporations.

(e)	(Officers duly appointed): All of the directors and secretaries of the Constituent Corporations have been duly appointed in accordance with the Corporations Act.

(f)
(All duties and taxes paid):  All stamp duties and other taxes for which the Constituent Corporations are primarily liable in respect of every deed, agreement or other document to which the Constituent Corporations is or has been a party have been duly paid or adequately provided for.

(g)
(Filings):  The Constituent Corporations have filed all annual returns, resolutions, particulars, other forms, returns and documents as and where required to be filed or registered, such documents were accurate in all material respects, and the Constituent Corporations is not liable to be struck off the register of companies.

6.	Intellectual Property and Confidential Information

(a)           The Constituent Corporations Disclosure Schedule accurately describes:

(i)	all registered and unregistered business names and Trademarks;

(ii)	all registered Patents; and

(iii)	all applications for registration of Trademarks, Patents;

which will be as at the Settlement Date owned or used by the Constituent Corporations in connection with the Business.

(b)           (Right and title):  As at the Execution Date and the Settlement Date:

(i)	BCBC has been legally and validly granted the exclusive right and licence (as a licensee) to the Technology throughout the world pursuant to the Licence Agreement;

(ii)	BCBC has not granted any sub- licence to Commercialise the Technology to any Person (other than to the Bayan Joint Venture Company and River Energy JV Limited); and

(iii)	neither White Energy nor the Constituent Corporations will have assigned or disposed of any right, title or interest in the Intellectual Property Rights.

(c)           (Legally and beneficially owned):  The Intellectual Property Rights:

(i)	will as at the Settlement Date and pursuant to the Head Licenses be legally vested in the Constituent Corporations (as a sub-licensee), if required;

(ii)
to the best of White Energy’s knowledge, information and belief, are not being presently infringed, nor are they the subject of any dispute, litigation or expungement application (whether threatened or otherwise); and

(iii)	are not subject to any licence or authority in favour of any third Person, and the exercise of them does not infringe the rights of any other Person.

(d)	(Confidential Information): There has not been any misuse or unauthorised disclosure of any Confidential Information.

(e)
(Head Licence):  The Head Licences are valid, binding and enforceable in accordance with its terms.  Each of White Energy and the Constituent Corporations, as applicable, has complied at all times with the terms of the Head Licences, and no act or omission has occurred which would entitle the licensor under the Head Licences to terminate that Head Licences.

(f)
(No use by other Persons):  Neither White Energy nor the Constituent Corporations is aware of any use by any other Person of any business name or trade mark owned or used by the Constituent Corporations.

(g)
(No infringement of other right):  To the best of White Energy’s knowledge, information and belief, none of the Intellectual Property Rights or other processes now or at any time employed, or the products now or at any time produced by White Energy or the Constituent Corporations, constitutes or may constitute an unauthorised infringement of any intellectual property rights of any other Person.

7.	Absence of Litigation

(a)
(No current or pending litigation):  The Constituent Corporations and any Person for whom it may be vicariously liable is not engaged in any capacity in any prosecution, litigation, arbitration proceedings or administrative or governmental challenge or investigation (Litigation).  In addition, no Litigation exists involving the Intellectual Property Rights, the Technology or the right to Commercialise the Technology.

(b)
(No pending Litigation):  There is no Litigation pending, threatened, anticipated or contemplated against the Constituent Corporations or any Person for whom the Constituent Corporations may be vicariously liable.  In addition, no Litigation involving the Intellectual Property Rights, the Technology or the right to Commercialise the Technology is currently pending.

(c)
(No facts giving rise to Litigation):  No fact or circumstance exists which may give rise to any Litigation which could materially affect the ability of the Constituent Corporations to continue to operate the Business.

(d)
(No outstanding judgments):  There are no unsatisfied or outstanding judgments, orders, decrees, stipulations, or notices affecting the Constituent Corporations or any Person for whom the Constituent Corporations may be vicariously liable.

8.	Taxation

(a)	(Compliance): The Constituent Corporations have duly complied with all of its taxation obligations.

(b)
(All other taxes assessed and paid):  All Taxes which have been assessed or imposed or which are deemed to have been assessed or imposed or which are lawfully assessable or payable by or upon the Constituent Corporations have been paid or remitted to the relevant Revenue Authority by the Constituent Corporations.

(c)
(No penalty or fine paid or payable):  The Constituent Corporations have not in the past five years paid or become liable to pay, nor are there any circumstances by reason of which the Constituent Corporations is likely to become liable to pay, any penalty, fine or interest with respect to any Tax.

9.	Material disclosure

(a)
(All material information):  Any information known or which should be known to White Energy concerning the Constituent Corporations which might reasonably be regarded as material to a purchaser for value of the Subject Shares has been disclosed in writing to the Purchaser and is set forth in the Constituent Corporations Disclosure Schedules.

(b)
(True, complete and accurate):  All information concerning the Constituent Corporations or concerning the Subject Shares supplied to the Purchaser or its agents, employees or advisers by the Vendor or its agents, employees or advisers is true, complete and accurate in all respects, and is not misleading or deceptive.

(c)
(No material error or misstatement):  No representation, warranty or document made or furnished by the Vendor in connection with this Agreement contains any material error or misstatement nor does it omit to state any material fact.

(d)
(No adverse acts):  Nothing has been done or omitted to be done in relation to the Subject Shares or the Constituent Corporations which might materially adversely affect the interests of the Purchaser as an intending purchaser of the Subject Shares.

(i)
Permits; Compliance.  The Constituent Corporations are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the Permits), and there is no action pending or, to the knowledge of any executive officer of White Energy or the Constituent Corporations, threatened regarding suspension or cancellation of any of the Permits.  The Constituent Corporations are not in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Neither White Energy nor the Constituent Corporations have received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

(ii)
Environmental Matters.  There are, with respect to the Constituent Corporations, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under any environmental laws of any country throughout the world, and the Constituent Corporations have not received any notice with respect to any of the foregoing, nor is any action pending or, to the knowledge of any executive officer of the Constituent Corporations, threatened in connection with any of the foregoing.  The term Environmental Laws means all laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, Hazardous Materials) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.  Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Constituent Corporations, and no Hazardous Materials were released on or about any real property previously owned, leased or used by the Constituent Corporations during the period the property was owned, leased or used by such Company, except in the normal course of their businesses.  There are no underground storage tanks on or under any real property owned, leased or used by the Constituent Corporations that are not in compliance with applicable law.

(iii)
Title to Property.  The Constituent Corporations have good and marketable title to all real property or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of each of the Constituent Corporations as presently conducted and good and marketable title to all personal property owned by them which is material to the business of such Company, in each case free and clear of all Liens and defects except such as would not have a Material Adverse Effect.  Any real property and facilities held under lease by the Constituent Corporations are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

(iv)
Insurance.  The Constituent Corporations are insured by insurers of recognized financial responsibility against such losses and risks, including casualty and liability insurance, and in such amounts as management of the Constituent Corporations believes to be prudent and customary in the businesses in which the Constituent Corporations are engaged.  No executive officer of White Energy or the Constituent Corporations have any reason to believe that the Constituent Corporations will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue such businesses at a cost that would not have a Material Adverse Effect.

(v)
Solvency.  Each of the Constituent Corporations (after giving effect to the Transactions contemplated by this Agreement) is solvent.  Each of the Constituent Corporations (after giving effect to the Transactions contemplated by this Agreement) has the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

(vi)
No Brokers.  Except as set forth in the Constituent Corporations Disclosure Schedule, neither White Energy nor the Constituent Corporations have taken any action which would give rise to any claim by any Person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the Transactions hereunder.

SCHEDULE A TO EXHIBIT 1

Constituent Corporation	Constituent Corporation Shares	Legal holder of Constituent Corporation Shares	Beneficial holder of Constituent Corporation Shares

WET	100,000	White Energy	White Energy

BCBC	1	WET	WET

Coking BCB Pty Ltd	100	WET	WET

White Energy Coal North America Inc.	1000	BCBC	BCBC

BCBC-Singapore Pte Ltd	1	BCBC	BCBC

PT Kaltim Supacoal Singapore Pte. Ltd.	51	BCBC Singapore	BCBC Singapore

PT Kaltim Supacoal	6,375	BCBC Singapore	BCBC Singapore

White Manufacturing Pty Ltd	100,000	WET	WET

White Investments North America Pty Ltd	100,000	WET	WET

White Energy Coal Project Company, LLC	1,000	White Energy Coal North America, Inc	White Energy Coal Project Company, LLC

White Energy Coal Wyoming, LLC	1,000	White Energy Coal North America, Inc	White Energy Coal North America, Inc

River Energy JV Limited	51	BCBC	BCBC

White Energy China Limited	100	BCBC	BCBC

EXHIBIT 2– PURCHASER WARRANTIES

1.	Capitalization of Purchaser

(a)
(Shares fully paid):  The issued and outstanding Purchaser Shares are duly and validly authorized, fully paid up and have been duly and validly issued and allotted.  The Consideration Shares will be at Settlement duly and validly authorized, and when issued and delivered in accordance with the terms hereof for the consideration set forth in Section 3.1 of the Agreement, will be duly and validly issued and allotted.  All outstanding Purchaser Shares have been, and upon issuance the Consideration Shares will be, issued in compliance with all applicable U.S. state and federal securities laws.

(b)
(Capital Shares): The authorized capital shares of Purchaser consists of 50,000,000 ordinary shares of a par value of $0.0001 per share (provided, that the number of authorized ordinary shares may be increased as approved by the Purchaser Shareholder Approval) and 1,000,000 preferred shares of a par value of $0.0001 per share, of which 14,000,000 ordinary shares are issued and outstanding as of the Execution Date and no preferred shares are issued and outstanding as of the Execution Date.

(c)	(Purchaser Warrants): An aggregate of 17,225,000 Insider Warrants and Public Warrants (collectively, Purchaser Warrants) of the Purchaser are owned of record, as follows:

(i)
as to 5,725,000 Insider Warrants by Ho Capital Management LLC and as at the Settlement Date or immediately thereafter will be owned of record and beneficially (A) as to 2,862,500 Insider Warrants by Noble Investment Fund, and (B) as to 2,862,500 Insider Warrants by Ho Capital Management LLC or Angela Ho, subject to the pledge of such Insider Warrants to Noble Investment Company to secure a loan to Ho Capital Management LLC; and

(ii)	as to 11,500,000 Public Warrants, by purchasers of the units of securities of the Purchaser sold to the public in its initial public offering or transferees thereof.

(d)	(Other Warrants): There are:

(i)
warrants to be issued to Maxim Group LLC and CRT Capital Group LLC to purchase 450,000 units of the Purchaser, comprised of 450,000 Purchaser Shares and 450,000 additional Public Warrants, with each such warrant being exercisable for one Purchaser Share and one Public Warrant at an exercise price of $12.50;

(ii)	warrants outstanding and held by Lodestar Services SA to purchase 200,000 ordinary shares of the Purchaser at an exercise price of $7.50 per share; and

(iii)
warrants that may be issued to Canaccord Capital Corp. and Roth Capital Partners LLC in connection with the sale of Additional Securities, as contemplated pursuant to Schedule A of this Exhibit 2 (collectively, the Other Warrants).

(e)	(No right to subscribe): No Person has any right or option to subscribe for or otherwise to acquire any further Purchaser Shares, except for the Purchaser Warrants and the Other Warrants.

(f)
(No options):  Except for the Purchaser Warrants and the Other Warrants, there are no outstanding options, warrants, calls, first refusals, commitments, rights, demands, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts of any kind relating to the issued or unissued capital of the Purchaser.  There are no statutory pre-emptive rights or pre-emptive rights granted under Purchaser’s Organizational Documents or stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to Purchaser.

(g)
(No other allotments):  The Purchaser is not under any obligation to allot any shares to any Person or Persons, or otherwise to alter the structure of any part of its unissued share capital, and the Purchaser is not under any obligation to give any option over any part of its unissued share capital nor has the Purchaser offered to do any of the matters stated in this sub-paragraph.

(h)	(Exemption): The offer, sale and issuance of the Consideration Shares are exempt from:

(i)	the registration requirements of the Securities Act pursuant to Section 4(2) thereof; and

(ii)	the registration or qualification requirements of any applicable U.S. state securities laws.

2.	Effect of this Agreement

The entry into and performance of this Agreement and all Exhibits hereto and other documents executed pursuant to this Agreement:

(a)	will not relieve any Person of any contractual or other obligation to the Purchaser or entitle any Person to re-negotiate the terms or conditions of any such obligation;

(b)
do not and will not conflict with, violate or result in a breach by the Purchaser or the occurrence of an event of default under any document (including any statement contained in the Purchaser’s Prospectus, agreement or any law, undertaking to or judgment or Court order;

(c)	will not result in any indebtedness, present or future, of the Purchaser becoming due or capable of being declared due and payable before the stated maturity date;

(d)
will not give rise to any contractual or other obligation of the Purchaser to any Person or entitle any Person to require the performance of or compliance with any existing contractual or other obligation of the Purchaser; and

(e)	will not entitle any Person with whom the Purchaser has a contract or arrangement of any kind to terminate that contract or arrangement or to impose less favourable terms on the Purchaser.

3.	The Purchaser

The Purchaser:

(a)
is a company limited by shares duly organized, validly existing and in good standing under the laws of the Cayman Islands, has full corporate power to own its assets and Business and to carry on its Business as now conducted;

(b)	has done everything necessary to do business lawfully in all jurisdictions in which its Business is carried on; and

(c)	is and has been operating in accordance with all statements contained in the Purchaser’s Prospectus.

(d)	does not have any ongoing obligations from or in respect of any previous transactions or agreements entered into by it, including, specifically, the China Tel Transaction.

4.	Material Purchaser Liabilities

(a)	Except as set forth on Schedule A to this Exhibit 2, the Purchaser does not have any Material Purchaser Liabilities as at the Execution Date of the Agreement.

(b)
The Purchaser has received a full and complete general release from all adverse parties to the China Tel Transaction and does not have any ongoing obligations, contingent or otherwise, from or in respect of the China Tel Transaction.

5.	Funds

As at the Execution Date the Purchaser has Purchaser Funds of $115.0 million, and on the Settlement Date, the Purchaser will have not less than the Minimum Amount in the trust account and such Purchaser Funds are held by a bank of recognised financial responsibility which has not had a Insolvency Event. No executive officer of the Purchaser has any reason to believe that the Constituent Corporations will not be able to have full access to the Purchaser Funds as and when required.

6.	Contracts and Commitments

(a)
(Purchaser Contracts):  All material contracts to which the Purchaser is a party have been fully disclosed to the Vendor prior to the Execution Date and are set forth on the Purchaser Disclosure Schedule.

(b)
(Contracts binding):  Every contract, instrument or other commitment to which the Purchaser is a party is valid and binding according to its terms and, without prejudice to any other warranty, no party to any such commitment is in material default under the terms of that commitment.

(c)	(No contracts outside ordinary course of business): The Purchaser is not party to any contract or commitment entered into which is in existence and:

(i)	is outside the ordinary course of its Business;

(ii)
even if entered into in the ordinary course of its Business, involves or is likely to involve obligations or liabilities which by reason of their magnitude or nature ought reasonably to be made known to an intending purchaser of the Consideration Shares;

(iii)	is not at arm’s length or not on normal commercial terms; or

(iv)	is long term, substantial or onerous.

(d)
(No sums owing):  Except as set forth on the Purchaser Disclosure Schedule, no sums are now owing or will at Settlement be owing by the Purchaser to any shareholders of the Purchaser or to any other Person.

(e)
(No guarantees given):  The Purchaser has not guaranteed or indemnified and is not directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any Person, and has not given a letter of comfort to any Person.

(f)
(Liabilities):  Except (i) as set forth on Schedule A to this Exhibit 2, (ii) as and to the extent reflected or reserved against on the Purchaser’s Balance Sheet, (iii) those liabilities, debts or contingencies incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice which are in the aggregate not material and (iv) for liabilities and debts permitted to be incurred by Purchaser pursuant to the terms of this Agreement, the Purchaser does not have any liabilities, debts or cash contingencies, pledges in any form, obligations, undertakings or arrangements, whether known or unknown, absolute, accrued, contingent or otherwise.

7.	Corporate matters

(a)
(Assets owned by the Purchaser):  The Purchaser is the legal and beneficial owner of all of its assets, which are owned free and clear of any Encumbrance, except as disclosed in the Purchaser Disclosure Schedule.

(b)	(Encumbrances): Except as disclosed in the Purchaser Disclosure Schedule, there are no Encumbrances over all or any of the Purchaser’s present or future assets or revenues of its business.

(c)	(Compliance with contracts): The Purchaser has complied in all respects with:

(i)	the Purchaser’s Organizational Documents;

(ii)	any instrument to which it is a party or by which it is bound; and

(iii)	all Statutes and other legal requirements and all judgments, orders, injunctions and requirements of any Court or Government Authority,

and there has not occurred any event which, with the passing of time or giving of notice, would constitute a material breach or default of any of the above.

(d)	(No powers of attorney): There are no powers of attorney given by the Purchaser in favour of any Person which are or may come to be in force in relation to the Business or the Purchaser.

(e)	(Officers duly appointed): All of the directors and officers of the Purchaser have been duly appointed.

(f)
(All duties and taxes paid):  All stamp duties and other taxes for which the Purchaser is primarily liable in respect of every deed, agreement or other document to which the Purchaser is or has been a party have been duly paid or adequately provided for.

(g)
(Filings):  The Purchaser has filed all annual returns, resolutions, particulars, other forms, returns and documents as and where required to be filed or registered, such documents were accurate in all material respects, and the Purchaser is not liable to be struck off the register of companies.

(h)	(Authorizations): Other than the Purchaser Shareholder Approval, the execution and delivery of this Agreement and the consummation of the Transactions will not require any Authorizations.

8.	Absence of Litigation

(a)
(No current litigation):  The Purchaser and any Person for whom it may be vicariously liable is not engaged in any capacity in any prosecution, litigation, arbitration proceedings or administrative or governmental challenge or investigation or other similar action or proceeding (Litigation).

(b)
(No pending Litigation):  Except as set forth in the Purchaser Disclosure Schedule, there is no Litigation pending, threatened, anticipated or contemplated against the Purchaser or any Person for whom the Purchaser may be vicariously liable.

(c)
(No facts giving rise to Litigation):  No fact or circumstance exists which may give rise to any Litigation which could materially affect the ability of the Purchaser to continue to operate its Business or to consummate the Transactions.

(d)
(No outstanding judgments):  There are no unsatisfied or outstanding judgments, orders, decrees, stipulations, or notices affecting the Purchaser or any Person for whom the Purchaser may be vicariously liable.

9.	Taxation

(a)	(Compliance): The Purchaser has duly complied with all of its taxation obligations.

(b)
(All other taxes assessed and paid):  All Taxes which have been assessed or imposed or which are deemed to have been assessed or imposed or which are lawfully assessable or payable by or upon the Purchaser have been paid or remitted to the relevant Revenue Authority by the Purchaser.

(c)
(No penalty of fine paid or payable):  The Purchaser has not in the past five years paid or become liable to pay, nor are there any circumstances by reason of which the Purchaser are likely to become liable to pay, any penalty, fine or interest with respect to any Tax.

10.	Material disclosure

(a)
(All material information):  Any information known or which should be known to the Purchaser concerning the Purchaser which might reasonably be regarded as material to a purchaser for value of the Consideration Shares has been disclosed in writing to the Vendor on the Purchaser Disclosure Schedule or is contained in the Purchaser Prospectus or in the Form 20-F and Forms 6-K filings made by the Purchaser with the SEC under the Securities Exchange Act.

(b)
(True, complete and accurate):  All information concerning the Purchaser or concerning the Consideration Shares supplied to the Vendor or its agents, employees or advisers by the Purchaser or its agents, employees or advisers is true, complete and accurate in all respects, and is not misleading or deceptive.

(c)
(No material error or misstatement):  No representation, warranty or document made or furnished by the Purchaser Shareholders in connection with this Agreement contains any material error or misstatement nor does it omit to state any material fact.

(d)
(No adverse acts):  Nothing has been done or omitted to be done in relation to the Consideration Shares or the Purchaser which might materially adversely affect the interests of the Purchaser as an intending purchaser of the Consideration Shares.

(e)
(SEC Reports): The Purchaser has delivered or made available to Vendor a correct and complete copy of each report, registration statement, definitive proxy statement or other disclosure document filed by the Purchaser with the SEC (the Purchaser SEC Reports), The Purchaser has filed all reports under the Securities Exchange Act required to have been filed through the Execution Date and will have filed all such reports required to have been filed through the Settlement Date and has otherwise materially complied with the Securities Act, the Securities Exchange Act and applicable U.S. state securities laws. As of their respective dates, the Purchaser SEC Reports (including the financial statements included therein):

(i)
were prepared in accordance with, and complied in all material respects with, the requirements of all laws applicable to Purchaser with respect thereto, including the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and

(ii)
did not at the time they were filed (and if amended or superseded by a filing then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each set of financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports complies as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Purchaser at the respective dates thereof and the results of Purchaser’s operations and cash flows for the periods indicated, except that unaudited interim financial statements were subject to normal year-end adjustments, which adjustments are not reasonably expected to have a Material Adverse Effect on Purchaser.

11.
Permits; Compliance.  The Purchaser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the Permits), and there is no action pending or, to the knowledge of any executive officer of the Purchaser, threatened regarding suspension or cancellation of any of the Permits.  The Purchaser is not in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Purchaser has not have received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

12.	Property. The Purchaser owns no real property, machinery or equipment.

13.
Insurance.  The Purchaser is insured by insurers of recognized financial responsibility against such losses and risks, including casualty and liability insurance, and in such amounts as management of the Purchaser believes to be prudent and customary in the businesses in which the Constituent Corporations are engaged.  No executive officer of the Purchaser has any reason to believe that the Purchaser will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue such business at a cost that would not have a Material Adverse Effect.

14.
Solvency.  The Purchaser (after giving effect to the Transactions contemplated by this Agreement) is solvent.  The Purchaser (after giving effect to the Transactions contemplated by this Agreement) has the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

15.
No Brokers.  Except as set forth on Schedule A to this Exhibit 2, the Purchaser has not taken any action which would give rise to any claim by any Person for brokerage commissions, transaction fees or similar payments whether relating to this Agreement, the Transactions, the China Tel Transaction or otherwise.

16.	Investment Company. Purchaser is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SCHEDULE A TO EXHIBIT 2

Material Purchaser Liabilities of Purchaser

1.
The Purchaser is indebted to TAG Virgin Islands, Inc. (TAG) in the amount of $987,000 as at the Execution Date, and may borrow up to an additional $263,000 prior to the Settlement Date under a maximum $1,250,000 line of credit granted by TAG to the Purchaser pursuant to a funding agreement, dated December 16, 2008 (the Funding Agreement).   On the Settlement Date, certain Affiliates of the Purchaser shall assign to TAG an aggregate of 100,000 ordinary shares of ASSAC owned by such Affiliates, all as set forth in the Funding Agreement.

2.
The Purchaser is indebted to Angela Ho in the amount of $250,000, plus accrued interest at the rate of 5% per annum, in connection with a loan made by such Affiliate to the Purchaser to pay premiums on directors’ and officers’ liability insurance.

3.
The Purchaser is obligated to pay a monthly work fee of $25,000 per month to Canaccord Capital Corp. and Roth Capital Partners LLC, and on the Settlement Date, the Purchaser will be obligated to pay a success fee to such Persons equal to up to 6% of the “Transaction Consideration” (as defined) and (if applicable) a financing fee equal to up to 6% of the amount of financing provided to the Purchaser by or through such Persons, all as set forth in an investment banking agreement between Purchaser and Canaccord Capital Corp. and Roth Capital Partners LLC, dated December 15, 2008, as amended and restated as of March 12, 2009.  In addition, in connection with the sale and issuance of Additional Securities of the Purchaser or WET, the Purchaser is obligated to issue to Canaccord Capital Corp. and Roth Capital Partners LLC warrants, exercisable at 110% of the issue price, conversion price or exercise price per share of any Additional Securities, entitling such Persons to purchase 10% of the amount of Purchaser Shares that are issued or issuable upon conversion or exercise of such Additional Securities.

4.
On the Settlement Date, the Purchaser is obligated to pay Maxim Group LLC and CRT Capital Group LLC, up to $3,450,000 in deferred underwriting compensation pursuant to the terms of an underwriting agreement among the Purchaser and such Persons, dated January 16, 2008.

5.
On the Settlement Date, the Purchaser shall be obligated to pay a cash finders’ fee to TAG Virgin Islands, Inc. or its Affiliates (“TAG”) in the aggregate amount of one-half of one percent (0.5%) of the Transaction Value in connection with the introduction of the Transaction by TAG to the Purchaser.

6.	On the Settlement Date, the Purchaser shall be obligated to pay a cash payment of up to $225,000 to AFH Holdings LLC, in connection with the settlement of a claim for a finders fee.

EXHIBIT 3 – COMBINED CONSOLIDATED BALANCE SHEET OF THE CONSTITUENT CORPORATIONS BASED ON AUDITED ACCOUNTS AS OF 31 DECEMBER 2008

Balances in Australian Dollars (AU$)

AU$

Current Assets
Cash and cash equivalents	5,946,784
Trade and other receivables	11,620,856
Total current assets	17,567,640

Non-current assets
Property, plant and equipment	113,682,067
Intangible assets	53,162,129
Total non-current assets	166,844,196

Total Assets	184,411,836

Current Liabilities
Accounts payable and accrued expenses	16,801,430
Other liabilities	14,339,223
Total current liabilities	31,140,653

Non-current liabilities
Other liabilities	35,917,619
Borrowings	44,447,570
Total non-current liabilities	80,365,189

Total liabilities	111,505,842

Net assets	72,905,994